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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SEMTECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Semtech Corporation
200 Flynn Road
Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 23, 2011

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation (the "Company") will be held at the Courtyard by Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 23, 2011 at 11:00 a.m., Pacific Daylight Savings Time. The purposes of the meeting are to:

      1.
      elect eight directors from the candidates nominated by the Company's Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified;

      2.
      consider and act on a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2012;

      3.
      consider adoption of an advisory (non-binding) resolution relating to named executive officer compensation;

      4.
      conduct an advisory vote on the frequency of future advisory votes on named executive officer compensation; and

      5.
      transact any other business which may properly come before the Annual Meeting or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 29, 2011. Holders of a majority of the outstanding shares of the Company's common stock as of the record date must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

The Proxy Statement, proxy and the Company's Annual Report to Stockholders are first being mailed to stockholders on or about May 13, 2011.

By Order of the Board of Directors

Randall H. Holliday Secretary

May 13, 2011
Camarillo, California

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on
June 23, 2011: The Proxy Statement and the Company's Annual Report for fiscal year 2011 are available at

https://materials.proxyvote.com/816850
 ATTENDING THE 2011 ANNUAL MEETING

For stockholders of record, the detachable portion of your proxy card is your ticket to the 2011 Annual Meeting. Please present your ticket when you reach the registration area at the 2011 Annual Meeting.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as your admission ticket for the meeting. Please present your account statement to one of our representatives at the 2011 Annual Meeting. Please note that you cannot vote your shares at the 2011 Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

 SEMTECH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
June 23, 2011

PROXY STATEMENT

The Board of Directors ("Board") of Semtech Corporation (the "Company," "we," "us" or "our"), 200 Flynn Road, Camarillo, California, 93012, furnishes this proxy statement (this "Proxy Statement") in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Courtyard by Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 23, 2011 at 11:00 a.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof (the "Annual Meeting").

We began mailing our proxy materials to stockholders on or about May 13, 2011.

What am I voting on and what are the Board's recommendations?

Number	Proposal	Board's Recommendation

1	To elect eight directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees are:
        Mr. Glen M. Antle
        Mr. W. Dean Baker
        Mr. James P. Burra
        Mr. Bruce C. Edwards
        Mr. Rockell N. Hankin
        Mr. James T. Lindstrom
        Mr. Mohan R. Maheswaran
	Gen. John L. Piotrowski USAF (Ret.)	For the election of each of the nominees

2	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2012.	For ratification for fiscal year 2012

3	To adopt an advisory (non-binding) resolution relating to named executive officer compensation.	For the approval of compensation of our named executive officers

4	An advisory (non-binding) vote on the frequency of future advisory votes on named executive officer compensation.	No recommendation is being made by the Board of Directors

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See "How will voting on any other business be conducted?" below.

Who is entitled to vote?

Stockholders as of the close of business on April 29, 2011 (the "Record Date") are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting.

Who are the largest principal shareholders?

See "BENEFICIAL OWNERSHIP OF SECURITIES" elsewhere in this Proxy Statement for a table setting forth each owner of greater than 5% of the Company's common stock as of April 29, 2011.

What percentages of stock do the directors and officers own?

Together, they own about 3.9% of Semtech common stock as of April 29, 2011. For information regarding the ownership of our common stock by management, see the section entitled "BENEFICIAL OWNERSHIP OF SECURITIES" elsewhere in this Proxy Statement.

What does it mean if I get more than one proxy card?

It means that you hold shares registered in more than one account. You must return all proxies to ensure that all of your shares are voted.

How do I vote?

Recordholders: Stockholders may vote in person at the Annual Meeting, or by proxy via the proxy card as instructed on the proxy card. If you will be returning your vote by use of the proxy card, indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you return a signed proxy card but do not indicate your voting preferences, the proxies named in your proxy card will vote FOR all proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

If you hold Semtech shares in "street name": Your broker, bank or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Please note that brokers do not have discretionary authority to vote on the election of directors (Proposal Number 1), the advisory resolution relating to named executive officer compensation (Proposal Number 3) or the advisory vote on the frequency of future advisory votes on named executive officer compensation (Proposal Number 4). Consequently, without your voting instructions, your brokerage firm cannot vote your shares with respect to Proposals Number 1, 3 or 4. However, brokers do have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2). Therefore, your broker will be able to vote your shares with respect to Proposal Number 2 even if it does not receive instructions from you, so long as it holds your shares in its name.

How are the votes counted?

A "broker non-vote" occurs when a bank, broker or other record holder of the Company's shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and broker non-votes are counted in determining the number of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders and will have the same effect as an "against" vote, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved and will have no effect on the outcome of the proposal.

What constitutes a quorum?

As of the Record Date, 65,247,610 shares of the Company's common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Directors will be elected by a plurality of the votes cast in person or by proxy, meaning the eight nominees receiving the most votes will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

Proposals Number 2, 3 and 4. Our bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Notwithstanding the vote required by our bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), the advisory resolution relating to named executive officer compensation (Proposal Number 3), and the advisory vote on the frequency of future advisory votes on named executive officer compensation (Proposal Number 4) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering, what action, if any, should be taken in response to the advisory vote by stockholders.

How will voting on any other business be conducted?

Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder's properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

Who will count the vote?

BNY Mellon Shareowner Services will tabulate the votes and act as inspector of election at the Annual Meeting.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company's Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company's annual report on Form 10-K for the fiscal year ended January 30, 2011, including financial statements and financial statement schedules, to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. Copies of the Company's SEC filings are also available under the "Investor Relations" page of the Company's website at www.semtech.com. Any stockholder desiring additional proxy materials, a copy of any other document incorporated by reference in this Proxy Statement, or a copy of the Company's Bylaws should similarly contact the Company's Secretary.

How many copies of this Proxy Statement will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Proxy Statement to multiple security holders sharing the same address. This is commonly referred to as "householding." We will however, deliver promptly a separate copy of this Proxy Statement to a security holder at a shared address to which a single copy of this Proxy Statement was delivered, on written or oral request. Requests for copies of the proxy statement or requests to cease householding in the future should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of this Proxy Statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in "street name" may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the Securities and Exchange Commission ("SEC"). We make available free of charge, either by direct access on our website or a link to the SEC's website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC's website at www.sec.gov.

 ELECTION OF DIRECTORS
(Proposal Number 1)

Eight directors are to be elected at the Annual Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders, have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy card, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxies named in the proxy card will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

Name, Age as of June 23, 2011, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Rockell N. Hankin Age 64 Director since 1988, Chairman since 2006 Nominating & Governance Committee	Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Director of a private company. Vice Chair of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director's Education Institute, UCLA's Director Certification Program, The University of Maryland Directors' Institute and various other corporate governance programs.

Qualifications: Mr. Hankin's qualifications to serve as a member of the Board of Directors include his 22 years of experience as Director of the Company, his experience as chairman or a director on other public and private companies, and his advisory and corporate governance expertise.
James P. Burra Age 68 Director since 1991, Vice Chairman since 2007 Audit Committee Chair
Chief Executive Officer and majority owner of Endural LLC, a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of predecessors since 1989.
Former director of Earl Scheib, Inc., an operator of retail automobile paint and body shops. Former director of Hoover Group, Inc., former parent of Endural LLC.

Qualifications: Mr. Burra's qualifications to serve as a member of the Board of Directors include his 19 years of experience as Director of the Company, his senior executive management experience as a Chief Financial Officer as well as Chief Executive Officer, his experience in public company finance and accounting, and his experience as a director of other public companies.

Glen M. Antle Age 72 Director since 2002 Compensation Committee Nominating & Governance Committee	Acting Chief Executive Officer of Trident from November 2006 to October 2007. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chief Executive Officer and Chairman of its Board of Directors from 1982 to 1988.
Director of Trident Microsystems, Inc. from 1992 to February 2010 and Chairman of the Board of Trident Microsystems, Inc. from November 2006 to November 2009.

Qualifications: Mr. Antle's qualifications to serve as a member of the Board of Directors include his management experience with technology companies and his executive experience as a director and a Chairman of a publicly-traded semiconductor company.
W. Dean Baker Age 68 Director since 2006 Compensation Committee Chair
President of NanoPrecision Holding Company, Inc., a privately held company engaged in the development and manufacture of ultra-precision machined mechanical components, since October 2007. Consultant to firms in the technology sector on program reviews as well as evaluations of technical, management and strategic matters since 1999. Previously served in a variety of leadership positions at Northrop Grumman Corporation, a leading defense contractor, including Vice-President and General Manager of the Defensive Systems Division, Vice-President and General Manager of Combat Support Systems, and Vice-President and TSSAM Program Manager for the Aircraft Division.
Director of NanoPrecision Holding Company and its wholly-owned subsidiary, NanoPrecision Products, Inc., and Data Display Products, a privately held provider of custom LED lighting products.

Qualifications: Mr. Baker's qualifications to serve as a member of the Board of Directors include his senior executive management and program management experience in the aerospace and defense industry, his expertise in providing technical, managerial, and strategy services to technology companies, and his service as a director of other private companies.
Bruce C. Edwards Age 57 Director since 2006 Audit Committee
Executive Chairman Emeritus of Powerwave Technologies, Inc., a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, since November 2007 and Executive Chairman from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc, a personal computer company, AMDAX Corporation, a manufacturer of RF modems, and public accounting firm Arthur Andersen and Co.
Director of Emulex Corporation.

Qualifications: Mr. Edward's qualifications to serve as a member of the Board of Directors include senior executive management and accounting and financial experience at publicly-traded technology companies and his experience as a director of other public companies.

James T. Lindstrom Age 65 Director since 2002 Audit Committee Nominating & Governance Committee Chair	Retired from eSilicon Corporation on February 2, 2011 where he served as Chief Financial Officer since March 2005. eSilicon Corporation is a semiconductor Value Chain Producer that designs, manufactures, produces and ships tested packaged products for fabless semiconductor companies and system original equipment manufacturers. Independent consultant from August 2004 to March 2005. From August 2002 through August 2004, Chief Financial Officer of AmmoCore Technology, Inc., a provider of design implementation solutions for the rapid delivery of complex deep sub-micron system ICs. Previously Vice President, Finance and Administration and Chief Financial Officer of Silicon Perspective Corp., which merged with Cadence Design Systems, and Vice President, Chief Operating Officer of Lexra, Inc., a supplier of microprocessor cores designed for the embedded system-on-a-chip market.
Director of Lexra, Inc., a private company, from 1999 until company dissolution in December 2009.

Qualifications: Mr. Lindstrom's qualifications to serve as a member of the Board of Directors include his experience as a director and senior financial executive at companies operating in relation to the semiconductor industry.
Mohan R. Maheswaran Age 47 Director since 2006
President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil's Analog Signal Processing Business unit. From June 2001 to May 2002, Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. Previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy; by Allayer Communications, a communications IC startup acquired by Broadcom; and by IBM Microelectronics, Texas Instruments, Hewlett Packard and Nortel Communications.

Qualifications: Mr. Maheswaran's qualifications to serve as a member of the Board of Directors include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran's current position as our President and Chief Executive Officer also brings to the Board of Directors knowledge of the day-to-day operations of the Company, which provides invaluable insight to the Board of Directors as it reviews the Company's strategic and financial plans.

John L. Piotrowski USAF (Ret.) Age 77 Director since 2002 Compensation Committee	President and Chief Executive Officer of Aerospace and Management Consulting, Inc., an aerospace and technology consulting company, since 1991. Consultant on National Security Programs to aerospace corporations, and advisor to the Air Force Research Lab, Sandia National Laboratories, and the Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then a consulting employee of SAIC until retirement in February 2004. Previously a senior advisor to the Program Manager for the Ground Based Missile Defense System, a member of the Defense Science Board, as well as consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the United States Air Force in 1990 after serving as Commander-in-Chief (CINC) North American Aerospace Defense Command (NORAD) and CINC U.S. Space Command, and Air Force Vice Chief of Staff.

Qualifications: Mr. Piotrowski's qualifications to serve as a member of the Board of Directors include his extensive public and private sector senior leadership experience, up to and including service at the U.S. Air Force Air Staff senior executive officer level, and his consulting and advisory experience in the aerospace systems government sector.

 CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Code of Conduct that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company's written code of ethics under NASDAQ and SEC rules, expresses the Company's commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that all current directors, other than Mr. Maheswaran, are independent under applicable NASDAQ rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Board Leadership Structure

The Chief Executive Officer and Chairman of the Board are separate positions under the Board's current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority and a Board review policy, under which the Board of Directors reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board of Directors is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board of Directors after the independent directors have met in executive session per the Board's standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

The Board's Role in Risk Oversight and Management

The Board actively oversees risk management of the Company. The Audit Committee serves as the focal point at the Board level for overseeing the Company's overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company's policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company's system of disclosure controls and system of internal controls over financial reporting, and (c) the Company's compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company's contingent liabilities and risks.

During our fiscal year 2011, the Company continued with Audit Committee oversight and participation, and enterprise risk assessment evaluations based on an initial enterprise risk assessment conducted in fiscal year 2010. Attention was placed on all major functions of the organization to evaluate and enhance (where needed) risk identification, oversight, and management. Results of the fiscal year 2011 enterprise risk assessment survey were reported to the full Board of Directors for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee and ensure fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment report.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the full Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day-to-day risk management. Our finance, legal, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and the Board review policy for the Chief Executive Officer as noted above in "Board Leadership Structure" serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting process. The full Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk Assessment in Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create any such risks. We evaluated our executive, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program's elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We are satisfied that all compensation programs are structured with appropriate controls, objective measurement variables, review authorities and payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, "claw-back" rights and provisions in applicable executive compensation plans as discussed below in our "COMPENSATION DISCUSSION AND ANALYSIS" are additional safeguards that encourage executives to refrain from making risky decisions or taking actions that could harm the Company.

In particular, base salaries are fixed in amount and are, therefore, not susceptible of encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company's use of long-term, multi-year incentive programs that are designed to align our executives' interests with those of the Company's stockholders. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company's stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company's stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee per that Committee's charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% shareholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

      •
      the size and materiality of the transaction and the amount of consideration payable to the related-person;

      •
      the nature of the interest of the related-person;

      •
      whether the transaction may involve a conflict of interest;

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      whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties on better terms;

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      whether there are business reasons to enter into the transaction; and

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      whether the transaction is fair to the Company.

Since January 31, 2010, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

Meetings

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company's annual meeting of shareholders. During the Company's last fiscal year, the Board held five regularly scheduled meetings, two special meetings and 20 committee meetings. Each of the incumbent directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which he served. As is our practice, the independent directors met in an executive session without management present at several of these meetings, including at five board meetings and three committee meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. With the exception of Glen Antle, all of our directors attended last year's Annual Meeting, held in June 2010.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors ("NACD") and each director is required to attend, at the Company's expense, an accredited director education program at least once every two years. The "two-year" period ends each even numbered fiscal year of the Company.

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance

Rockell N. Hankin, Chairman of the Board			Member

James P. Burra, Vice Chairman of the Board	Chair

Glen M. Antle		Member	Member

W. Dean Baker		Chair

Bruce C. Edwards	Member

James T. Lindstrom	Member		Chair

John L. Piotrowski		Member

Number of meetings during FY11	8	7	5

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members, is financially sophisticated as defined by NASDAQ rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee's responsibilities are set forth in a written charter and include appointing and overseeing the engagement of the Company's independent registered public accounting firm; reviewing the scope and results of the audit conducted by the independent registered public accounting firm; reviewing the Company's significant accounting policies; reviewing the Company's cash management, foreign exchange management, and investment management policies; overseeing the Company's internal audit function; reviewing the independent accounting firm's assessment of the adequacy of the Company's internal controls over financial reporting; overseeing the Company's financial risk assessment and risk management policies; and reviewing and approving the financial statements to be included in the Company's Annual Reports on Form 10-K. The Audit Committee meets periodically with the Company's independent registered public accounting firm outside the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company's Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC's Standards of Professional Conduct for Attorneys.

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company's independent registered public accounting firm, which is described below under the heading "POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES," and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading "CONTACTING THE BOARD OF DIRECTORS."

Compensation Committee

The Compensation Committee's written charter requires that it consist of no fewer than three Board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal year 2011, the Compensation Committee consisted of three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•
reviewing and approving goals and objectives for Mr. Maheswaran, our Chief Executive Officer, and evaluating his performance against those goals and objectives;

•
determining (or recommending to the Board for determination) all elements of the Chief Executive Officer's compensation and that of our other executive officers;

•
reviewing the Company's management development programs and succession plans;

•
overseeing and periodically reviewing the operation of the Company's incentive programs and benefit plans;

•
carrying out all responsibilities and functions assigned to it by the documents governing the Company's incentive programs and benefit plans;

•
making and approving equity awards; and

•
reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company ("Non-Employee Directors").

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

Nominating and Governance Committee

The Nominating and Governance Committee's written charter charges it with assisting the Board by identifying and evaluating individuals qualified to become members of the Board and recommending director nominees to the Board for selection. This committee is also responsible for the following:

•
making recommendations regarding the size of the Board, the Board offices of Chairman and Vice Chairman, the number and nature of the Board's committees, member assignments and rotation, and committee chairs;

•
overseeing the evaluation of the Board; and

•
making recommendations regarding corporate governance matters.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules.

Corporate Governance Materials

The following materials are available free of charge under the "Investors" page of the Company's website at www.semtech.com or by sending a request for a paper copy to the Company Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California, 93012:

•
Bylaws

•
Code of Conduct

•
Corporate Governance Guidelines

•
Audit Committee Charter

•
Compensation Committee Charter

•
Nominating and Governance Committee Charter

•
Director Nominations Policy

•
Director Compensation Policy

•
Director Stock Ownership Guidelines

•
Related-Persons Transaction Policy

•
Board Committee Assignments

CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company's Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. The foregoing process is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing and otherwise handling such communications.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters ("Accounting Matters"). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012.

DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board of Directors. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate's background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•
Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•
Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•
Integrity. All candidates must be individuals of personal integrity and ethical character.

•
Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

•
Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

•
Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•
Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company's annual meeting of shareholders.

•
Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Corporate Secretary in accordance with the procedure for submitting stockholder nominations set forth under "Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee" and "Direct Nomination of a Director Candidate" below. Candidates (including those proposed by our stockholders) are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee.

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2012 annual meeting of stockholders (the "2012 Annual Meeting") must be received no later than March 25, 2012; must otherwise be made in accordance with our Director Nominations Policy; and must include all information specified in that policy. The Nominating and Governance Committee will only consider candidates who satisfy the Company's minimum qualifications for director, as set forth in our Director Nomination Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder's ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company's Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company's 2012 Annual Meeting if notice of such nomination is not received by the Company by March 25, 2012. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the following information:

  (a)
  as to each person whom the stockholder proposes to nominate for election as a director:

  (i)
  the name, age, business address, residence address and principal occupation or employment of the person,

  (ii)
  the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

  (iii)
  a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

    (iv)
    any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement, if any, as nominee and to serving as a director if elected); and

  (b)
  as to such stockholder giving notice:

  (i)
  the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

  (ii)
  a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

  (iii)
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

  (iv)
  any material interest of the stockholder in such business, and

  (v)
  any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year's Proxy Statement

The Company must receive stockholder proposals for the 2012 Annual Meeting no later than January 13, 2012 in order to be considered for inclusion in the Company's proxy materials. Stockholder proposals must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in the Company's proxy statement.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

Under the Company's Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act will be considered untimely and ineligible to come properly before the Company's 2012 Annual Meeting if notice of such proposal is not received by the Company by March 25, 2012. However, in the event that the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary of the prior year's annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which the Company publicly announces the date of such meeting. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in section (b) of "Direct Nomination of a Director Candidate" above.

 DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer for their services based on their position on the Board, their committee service, and their role as chair of any committee. Our Non-Employee Directors also receive equity-based compensation.

Cash Retainer Fees

During fiscal year 2011, the cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating & Governance Committee	$10,000
Finance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating & Governance Committee	$5,000
Finance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the chairman of that committee. The chairman of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services. The Board determined that a Finance Committee was no longer needed and the Board disbanded the Committee effective May 20, 2010. The applicable retainer was paid prorated for the first quarter of fiscal year 2011 and discontinued thereafter.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2011 were made from the Long Term Equity Incentive Plan approved by the Company's shareholders in 2008 (the "2008 Plan"). Non-Employee Directors receive equity awards on the following terms:

                    Initial Option Grant.    Generally, each Non-Employee Director (who was not an employee of the Company immediately prior to joining the Board) will receive an option to purchase 20,000 shares of the Company's common stock on his or her initial election or appointment to the Board. These options vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date.

                    Semi-Annual Option Grants.    On each January 1 and July 1, each Non-Employee Director then in office receives an option to purchase 5,000 shares of the Company's common stock. These options vest in equal annual installments over the four-year period following the grant date, beginning on the first anniversary of the grant date. Once vested, stock options generally remain exercisable until their normal expiration date. However, stock options may terminate earlier in connection with a change in control transaction, which transaction would also generally cause any unvested options to become fully vested on an accelerated basis. Our Non-Employee Directors generally have 90 days to exercise vested stock options following their departure from the Board. Unvested options terminate immediately when the director leaves the Board for any reason, except for departure from Board service due to death, disability, or board retirement. Board retirement may occur at the election of a director after ten years of service as a director or after five years of Board service if the director is then age 65. In the event of death, disability or board retirement as noted above, the options fully vest immediately and the exercise period is generally extended to three years following the director's departure from the Board. Further, if the Non-Employee Director dies or suffers a disability within the three years following board retirement and prior to termination of the option, the option generally remains exercisable for three years after the death or disability. Directors Antle, Baker, Burra, Hankin, Lindstrom and Piotrowski currently meet the eligibility requirements for board retirement.

                    Annual Stock Unit Grant.    On each July 1, each Non-Employee Director then in office receives an award of restricted stock units. The number of restricted stock units is determined by dividing $70,000 by the closing price of the

Company's common stock on the grant date, rounded down to the nearest whole number. Each vested restricted stock unit will be paid in cash on the termination of the Non-Employee Director's service with the Company, in an amount equal to the closing price of our common stock on such date. The stock units vest on the first anniversary of the award, subject to pro-ration if the Non-Employee Director's service terminates for other than death or disability. The stock units fully vest on death or disability, or in connection with a change in control transaction. The stock units carry no voting rights or other stock ownership rights. If the Company pays a cash dividend before the stock units have been paid or terminated, the Non-Employee Director will be credited with additional stock units equivalent to the value of the dividend. The additional stock units will be subject to the same vesting schedule as the original stock unit to which they relate.

DIRECTOR COMPENSATION – FISCAL YEAR 2011

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2011. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under "EXECUTIVE COMPENSATION," including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2011

Name	Fees earned or paid in cash	Stock Awards (1)	Option Awards (1)	All Other Compensation	Total

Chairman Hankin	$101,250	$69,992	$72,396	$–	$243,638

Vice Chairman Burra	65,000	69,992	72,396	–	207,388

Mr. Antle	58,125	69,992	72,396	–	200,513

Mr. Baker	61,250	69,992	72,396	–	203,638

Mr. Edwards	56,250	69,992	72,396	–	198,638

Mr. Lindstrom	65,000	69,992	72,396	–	207,388

Mr. Piotrowski	53,125	69,992	72,396	–	195,513

(1)
The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 based on assumptions set forth in Note 10 to the financial statements included in the Company's Form 10-K filed with the SEC on March 31, 2011. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by our Non-Employee Directors in fiscal year 2011. On July 1, 2010 each Non-Employee Director was awarded 4,260 restricted stock units that vest on July 1, 2011. The fair value of each such restricted stock unit on the grant date was $16.43 and the fair value of the award on the grant date was $69,992. At the end of fiscal year 2011, each Non-Employee Director held 17,629 restricted stock units. Each Non-Employee Director was awarded 5,000 stock options on July 1, 2010 and on January 1, 2011. Each of the stock option awards granted on July 1, 2010 had a value equal to $30,745 on the grant date, and each of the stock option awards granted on January 1, 2011, had a value equal to $41,651 on the grant date. The following table presents the number of outstanding and unexercised option awards held by each of our Non-Employee Directors as of January 30, 2011:

Outstanding Options at End of Fiscal Year 2011

		Number of Shares Subject to Outstanding Option Awards at Fiscal Year End (split-adjusted)

	Director Since
Name		Vested	Unvested	Total

Chairman Hankin	1988	65,000	25,000	90,000

Vice Chairman Burra	1991	105,698	25,000	130,698

Director Antle	2002	100,698	25,000	125,698

Director Baker	2006	30,000	25,000	55,000

Director Edwards	2006	30,000	25,000	55,000

Director Lindstrom	2002	100,698	25,000	125,698

Director Piotrowski	2002	70,698	25,000	95,698

 BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company's common stock beneficially owned as of April 29, 2011, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs and all directors and executive officers as a group. All information regarding shareholders who are not directors or officers of the Company is based on the Company's review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2010.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company's knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares (7)	% (6)
Waddell & Reed Financial, Inc. (1) 6300 Lamar Avenue, Overland Park, KS 66202	13,092,964	20.1
BlackRock, Inc. (2) 40 East 52nd Street, New York, NY 10055	5,715,218	8.8
Kornitzer Capital Management, Inc. (3) 5420 West 61st Place, Shawnee Mission, KS 66205	4,175,456	6.4
Janus Capital Management LLC (4) 151 Detroit Street, Denver, CO 80206	3,402,527	5.2
Rockell N. Hankin, Chairman of the Board	235,940	*
James P. Burra, Vice Chairman of the Board (5)	147,698	*
Glen M. Antle, Director	95,698	*
W. Dean Baker, Director	30,000	*
Bruce C. Edwards, Director (5)	37,000	*
James T. Lindstrom, Director	115,698	*
John L. Piotrowski, Director	60,698	*
Mohan R. Maheswaran, Director, President and Chief Executive Officer	507,811	*
Emeka Chukwu, Vice President, Finance and Chief Financial Officer	138,556	*
Alain Dantec, Senior Vice President/General Manager, Advanced Communication and Sensing Group	114,828	*
James J. Kim, Senior Vice President, Worldwide Sales and Marketing	115,617	*
Jeffrey T. Pohlman, Senior Vice President, Protection Products (5)	418,228	*
All Directors and Executive Officers as a group (21 persons including those named above) (6)	2,519,712	3.9
  *
  Less than 1%

  (1)
  As reported in Schedule 13G filed on February 8, 2011 by Waddell & Reed Financial, Inc. (i) Ivy Investment Management Company has sole voting and dispositive power with respect to 864,400 of our common stock; (ii) Waddell & Reed Investment Management Company has sole voting and dispositive power with respect to 2,841,041 shares of our common stock; (iii) Waddell & Reed, Inc. has sole voting and dispositive power as to 2,841,041 shares of our common stock; (iv) Waddell & Reed Financial Services, Inc. has sole voting and dispositive power over 2,841,041 shares of our common stock; and (v) Waddell & Reed Financial, Inc. has sole voting and dispositive power over 3,705,441 shares of our common stock. The securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company ("IICO"), an investment advisory subsidiary of Waddell & Reed Financial, Inc. ("WDR") or Waddell & Reed Investment Management Company ("WRIMCO"), an investment advisory subsidiary of Waddell & Reed, Inc. ("WRI"). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed

  Financial Services, Inc., a parent holding company ("WRFSI"). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Exchange Act. IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act. Indirect "beneficial ownership" is attributed to the respective parent companies solely because of the parent companies' control relationship to WRIMCO and IICO.

  (2)
  As reported in Amendment No. 1 to Schedule 13G filed on February 8, 2011 by BlackRock, Inc. BlackRock, Inc. reported sole voting and dispositive power with respect to all of its shares.

  (3)
  As reported in Amendment No. 2 to Schedule 13G filed on January 21, 2011 by Kornitzer Capital Management Inc ("KCM"). KCM reported sole voting power with respect to all of its shares and sole dispositive power as to 4,075,040 of the shares and shared dispositive power as to 100,416 shares.

  (4)
  As reported in Schedule 13G filed on February 14, 2011 by Janus Capital Management LLC ("Janus Capital"). Janus Capital reported shared voting and dispositive power with respect to all of its shares. Janus Capital has a direct 94.5% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of the filing of the Schedule 13G. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 3,402,527 shares held by such Managed Portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

  (5)
  The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (42,000 shares), Mr. Edwards (7,000 shares), and Mr. Pohlman (140,228 shares). Other shares reported under "All Directors and Executive Officers as a group" may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

  (6)
  The ownership percentage is based on 65,247,610 shares outstanding as of April 29, 2011 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

  With the exception of Jonathan Hahn (whose shares are included within the "All Directors and Executive Officers group"), no other named individual holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 29, 2011 through the exercise of stock options. Mr. Hahn holds 5,000 unvested restricted stock units and 5,000 stock options exercisable within 60 days of our Record Date.

  (7)
  No shares of common stock held by a director, director nominee or officer has been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

 EXECUTIVE OFFICERS

Name	Age as of June 23, 2011	Position
Mohan R. Maheswaran	47	President and Chief Executive Officer
Emeka Chukwu	48	Vice President, Finance and Chief Financial Officer
Kenneth J. Barry	63	Vice President, Human Resources
Clemente Beltran	41	Vice President, Business Development
Alain Dantec	61	Senior Vice President/General Manager, Advanced Communication and Sensing Group
Jonathan Hahn	52	Vice President, Information Technology and Chief Information Officer
Charles E. Harper	63	Senior Vice President, Strategy and Systems Innovation Group
Randall H. Holliday	61	Vice President, General Counsel and Secretary
James J. Kim	54	Senior Vice President, Worldwide Sales and Marketing
Jeffrey T. Pohlman	61	Senior Vice President, Protection Products
Simon M. Prutton	47	Vice President and General Manager, Power Management Products
Asaf Silberstein	41	Vice President, Worldwide Operations
Jose Vargas	54	Vice President and General Manager, Microwave and High Reliability Products
J. Michael Wilson	55	Senior Vice President, Quality and Reliability and Chief Technology Officer

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil's Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Chukwu joined the Company in November 2006 as Vice President, Finance and Chief Financial Officer. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation's business units and worldwide operations. He served as the Controller of Intersil's Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Barry joined the Company in December 2006 as Vice President of Human Resources. From August 2004 to September 2006, he was the Senior Vice President of Human Resources at Move.com with responsibility for all human resources and corporate ethics programs for North America. He was the Senior Vice President Human Resources for SuperConductor Technologies from 2002 until July 2004, responsible for all global human resource, corporate ethics, and environmental, health and safety programs. He has more than 30 years of experience working in a broad range of industries, including positions with Nortel, Harman International, and Exel Logistics.

Mr. Beltran joined the Company as Vice President of Worldwide Operations in July 2006. He currently holds the title of Vice President, Business Development. Prior to joining the Company, he was employed from May 2002 to April 2006 at Intersil Corporation, a company that designs and manufactures analog semiconductors. He served in various operations positions of increasing responsibility, with primary focus on manufacturing planning, assembly and test capacity management, and management of subcontractor operations. From June 2000 through May 2002, he was the Director of Operations for Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Dantec was promoted to Senior Vice President/General Manager of Advanced Communications and Sensing Group in June 2007. He previously served as the Company's Vice President of Wireless and Sensing Products from June 2005. He joined us as result of the Company's June 2005 acquisition of XEMICS S.A. a privately held company engaged in design, manufacturing and sales of ultra-low power analog, mixed signal and radio frequency (RF) integrated circuits, where he served as Chief Executive Officer since 2001. Prior to joining Xemics, Mr. Dantec was Chief Executive Officer of Atmel Nantes, a subsidiary of Atmel in France, from 1996 to 2001. He has more than 30 years experience in the semiconductor industry in a broad range of technical and management positions within such leading companies as Atmel, the Temic Group, Harris, and Alcatel.

Mr. Hahn joined the Company in May 2010 as Vice President Information Technology and Chief Information Officer. Prior to Semtech, he served as Chief Information Officer at Telmar Network Technology since 2001. Mr. Hahn's 25 years of IT experience and Systems knowledge also includes positions held at such companies as Nexgenics, Inc., EDS, E. Solutions Consulting, Cerplex Inc. and TRW, Inc.

Mr. Harper serves as our Senior Vice President, Strategy and Systems Innovation Group. This group was formed following the acquisition of Sierra Monolithics, Inc. by Semtech Corporation on December 9, 2009. Most recently, Mr. Harper was Executive Chairman and Co-Founder of Sierra Monolithics, Inc. since 1988. Prior to founding Sierra Monolithics, Inc., he worked for several high technology companies in the Southern California area. He served as Manager of Advanced Technology Development at Magnavox, Director of Business Planning at Mattel, Assistant Director of Management Services at Lear Sieger, and held several engineering and executive management positions at the Garrett/Allied Signal Corporation.

Mr. Holliday joined us in October 2008 and was appointed Vice-President, General Counsel and Secretary in November 2008. Prior to Semtech, he served as General Counsel and Secretary at Power-One, Inc., a manufacturer of power management and power control products, from 2001 through 2008, where he had responsibility for worldwide legal affairs. From 1994 through 2000, he held the position of Secretary and General Counsel with Xircom, Inc. His 30 years of experience in the legal field also includes positions with Abex Aerospace (division of Pneumo Abex Corp.), Johnson Controls, Inc., Manpower Incorporated, and service as a Staff Judge Advocate with the U.S. Air Force.

Mr. Kim was promoted to Senior Vice President of Worldwide Sales and Marketing in November 2009. Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Pohlman was promoted to Senior Vice President of Protection Products in June 2007 after serving as Vice President of Protection Products since 1998. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Prutton was appointed as Vice President and General Manager of Power Management Products in May 2008. Prior to joining the Company, from August 2007 to May 2008 Mr. Prutton was the Chief Executive Officer of Akros Silicon, a privately held power management company engaged in the Power-over-Ethernet market. Prior to Akros he was employed from August 2002 to August 2007 at Intersil Corporation, a company that designs and manufactures analog semiconductors, serving in a number of positions, last being as Vice President and General Manager of the Analog and Mixed Signal Business Unit at Intersil, responsible for managing design, product engineering, test development, marketing and application functions of the business unit. His experience also includes employment by National Semiconductor and Micrel Semiconductor.

Mr. Silberstein joined the Company and was appointed as Vice President, Operations in December 2010. In March 2011, Mr. Silberstein became Vice President, Worldwide Operations. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at Powerdsine, Israel, when Powerdsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Vargas is Vice President and General Manager of Microwave and High Reliability Products. Mr. Vargas was appointed Vice President and General Manager of Power Discrete Products in August of 2008. He joined the Company in January 1996 as Distribution Sales Manager and went on to serve as Director of Worldwide Sales Operation and Distribution since 2000. Mr. Vargas has 18 years experience working within distribution in various sales and marketing positions with prominent distributors of high technology electronic components.

Mr. Wilson is Senior Vice President, Quality and Reliability and Chief Technology Officer. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

Mr. Hahn is Mr. Kim's brother-in-law. Mr. Hahn is married to Mr. Kim's sister. Other than as disclosed herein, there are no family relationships between or among any of our officers or directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 and amendments thereto received by the Company, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 30, 2011, our officers, directors and beneficial holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act, with the exception of late Form 4's that were filed April 1, 2010 for Mr. Maheswaran relating to a single transaction that took place on March 29, 2010 and January 28, 2011 for Mr. Harper relating to two transactions that took place on December 9, 2010.

 COMPENSATION DISCUSSION AND ANALYSIS

OUR GUIDING COMPENSATION PRINCIPLES

Our Compensation Committee believes that attracting and retaining qualified individuals at all levels of the company who are committed to the Company's long-term success, and capable of delivering on that commitment, is key to the Company's current and future success. We believe that company growth, superior financial performance, and increasing shareholder value depend to a significant degree on our ability to structure a compensation program that enables us to (1) attract, retain, and motivate qualified and high performing executives; (2) hold executives accountable for performance, with appropriate performance-based rewards given in return for appropriate performance; and (3) align the interests of the executives with the interests of our shareholders.

To achieve our executive compensation objectives, we have three primary components to our compensation program: the base salary, the annual cash incentive (bonus) awards, and the long-term equity incentive awards.

Our philosophy for the base salary is to pay below the median of our peer group. For the annual cash bonus, our approach is to set a target bonus that is above the median of our peer group, and to combine that target with aggressive annual business plans. Our intent is that in a year when we meet our business plan and also outperform our peer group on key financial measures, resulting total annual cash compensation of our executives (base salary plus cash bonus) will be at approximately the median of our selected peer group.

It is our policy that more than half of the total direct compensation for our executives should come from future compensation opportunities delivered through our long-term equity incentive plan. We use a combination of stock options, time-based restricted stock, and performance-based restricted stock in our long-term incentive plan. The objective of our equity compensation component of total compensation is that in years in which the company exceeds its business plan and performs above the median of our peer group, our executives will receive long-term incentive opportunities in excess of the median of the peer group. Through the combination of (i) the inherent nature of options, (ii) the multi-year vesting of time-based restricted stock or units, and (iii) the multi-year performance requirements for the performance-based restricted stock or units, the compensation actually delivered to the executives from the long-term incentive plan depends directly on future company performance.

Our philosophy in establishing our executive compensation plans is to balance short term performance incentives (provided by the annual bonus plan) with long term performance incentives (provided by the equity plan). We also balance the use of absolute performance metrics versus relative performance metrics against carefully selected peers, and the use of formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee. The Committee also continually assesses the cost of executive compensation relative to the company revenue and operating income. We also assess the reasonableness of total compensation relative to total shareholder return over one and three year periods compared to our peers and appropriate stock indices.

The compensation plans implemented for our CEO and other executives based on the principles described above are discussed in detail in this Compensation Discussion and Analysis.

SUMMARY OF OUR EXECUTIVE COMPENSATION PROGRAMS

Named Executive Officer Compensation

Our Named Executive Officers ("NEOs") are our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for our fiscal year 2011.

Total compensation for our NEOs consists of four elements:

•
annual salary

•
annual cash incentive (bonus) awards

•
equity incentive awards

•
other compensation items (including perquisites and benefits)

The Compensation Committee assesses each of these elements independently from the other elements to ensure that the amount paid to each NEO for each compensation element is reasonable and, as a function of overall compensation paid, ensures that compensation for each NEO is reasonable and competitive in its totality.

Key Elements of Compensation

Element	Purpose	Characteristics
Annual salary	To attract and retain qualified executives; set at a fixed rate of pay based on an individual's skills, experience and performance.	Annual salary is set commensurate with the position and is intended to provide a stable source of income and be competitive with the applicable market.
Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals.
Long-term multi-year incentives	To align interests of executives with stockholders; to reward performance over time based on stock price appreciation.	The majority of annual awards are generally performance-based; the amount realized depends on and is directly tied to our stock price performance.
Other compensation and benefits	Provide competitive and customary benefits (e.g. health insurance, life insurance, 401(k) retirement plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

The Company's Executive Compensation Philosophy

Pay-for-performance is at the heart of the Company's executive compensation programs. That philosophy provides incentives for executives to achieve both short-term and long-term objectives, and rewards executives for both Company performance and their individual contributions to that performance. The Compensation Committee's fundamental objectives are supported by:

•
Providing a competitive total compensation package that enables the Company to attract and retain key personnel;

•
Motivating achievement of target performance goals by providing short-term (annual) compensation opportunities linked to performance;

•
Providing long-term (multi-year) compensation incentives through equity awards that align executive compensation with stockholder interests; and

•
Promoting ownership of the Company's stock by its executives to further align the goals of executives with those of the Company's stockholders.

Use of Quantitative and Qualitative Measurements

The Compensation Committee believes that executive compensation should be based on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Factors considered relevant include operating income, revenue growth, earnings per share ("EPS") and other financial and operational metrics. Objective factors that are considered include both absolute metrics/numbers, as well as relative and comparative/relational results. The Compensation Committee also believes that executive compensation should be based on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive's ability to develop subordinates, and how each executive's efforts contribute to enhancing the Company's relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve the stockholders' interests.

Role of Management, Consultants And Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee in coordination with the Board of Directors. The Compensation Committee relies on recommendations and input from our management to help fulfill the Compensation Committee's responsibilities. The Compensation Committee also relies on our Chief Executive Officer to evaluate the performance of executives who report to him and to make recommendations about the compensation of those executives.

In addition, the Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2011, the Compensation Committee engaged the services of Mercer (US), Inc. to advise, inform, and make recommendations to the Compensation Committee in its review of executive officer compensation, including competitiveness and comparison to peer companies. Mercer did not provide the Compensation Committee or the Company with any additional services or products during fiscal year 2011 beyond the service to the Compensation Committee as noted.

Benchmarking

The Compensation Committee uses benchmarking as a standing practice when determining annual salary, target bonus levels and target annual long-term incentive award values for executives. The Compensation Committee also considers survey data and compensation practices at selected peer companies. The applicable group of peer companies is selected at the start of the fiscal year for use as the comparative pool by the Compensation Committee during the course of the fiscal year. The Compensation Committee relies on peer company data as gathered by our compensation consultants. Comparison to and evaluation of compensation metrics of peer group companies assists the Compensation Committee in understanding the "going rate" for executive talent, as well as the components of total compensation, the distribution and weighting of same among elements of total compensation, and related comparative metrics in place at the peer companies. The peer group information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry comparable companies compensate their executives in applicable compensation elements. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment of executives by the Company. Peer data is also useful in relation to the threat of potential recruitment of our executives by competitors offering their own applicable compensation packages.

In selecting our fiscal year 2011 peer group companies, the Compensation Committee focused on companies that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed signal semiconductors and integrated circuits. Additionally, the Compensation Committee sought to include a range of companies that included companies having revenues and market capitalizations within a range of 50% to 200% comparable to the Company, to provide for a comparable and representative range of companies. Geography (i.e. headquarters/executive residence locations) was not considered to be relevant. In fiscal year 2011, for purposes of benchmarking our executive compensation, the Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the "Peer Group"): Applied Micro Circuits Corporation; Cirrus Logic, Inc.; Conexant Systems Inc.; Diodes, Incorporated; Integrated Device Tech Inc.; Integrated Silicon Solution, Inc.; Intersil Corporation; Micrel, Incorporated; Microsemi Corporation; Netlogic Microsystems Inc.; PMC-Sierra, Inc.; Power Integrations, Inc.; Silicon Laboratories, Inc.; Skyworks Solutions, Inc.; Standard Microsystems Corporation; and TriQuint Semiconductor, Inc.

The Compensation Committee believes that for years in which the Company outperforms its peer median and successfully executes on its annual business plan, total direct compensation (generally referring to all compensation other than benefits) paid to our executives should be above the median for executives in equivalent positions. We believe our fiscal year 2011 performance was far superior to that of our peers. Despite the global economic challenges and other business challenges facing our industry and Company during the year, we achieved impressive total year revenue performance that exceeded our start-of-fiscal year plans and projections. Results for the full fiscal year 2011 included reaching record revenues, achieving record gross margin (GAAP and non-GAAP), achieving record operating profit, and record earnings per share.

Reflecting these accomplishments, for fiscal year 2011, for our executive officer group as a whole, our executives' actual pay positioning as a group relative to their peers for annual salary, annual cash incentive (bonus) targets, long-term equity incentive awards, and total direct compensation was as follows:

	25th %ile		Median		75th %ile

Annual salary	X

Short-term Incentives				X

Total Annual Cash		X

Long-term Incentives			X

TOTAL DIRECT COMPENSATION			X

Total Shareholder Return

Although total shareholder return ("TSR") is not a measurement we specifically use in any of our compensation programs, it is a measurement of performance that is considered relevant to the overall evaluation of the Company's compensation programs in terms of "pay for performance." Analysis of our TSR reflects the very strong performance of the Company on both a one year and three year basis. Both our one year and three year TSR (measured as of December 31, 2010) were well above the median for the Semiconductor and Semiconductor Equipment Global Industry Classification Standard (GICS) peer companies.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the key elements on the basis of the element's usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a greater proportion of total compensation should consist of (i) variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (ii) equity compensation, which is structured to reinforce and encourage management's commitment to enhancing profitability and stockholder value over the long-term. Other factors the Compensation Committee considers in determining the appropriate distribution of compensation for the Company's executives include the executive's past and expected future contributions to the Company, the position of the executive, the recognized expense to the Company for equity grants under applicable accounting standards, internal pay equity, and benchmarking against our Peer Group. For our CEO, the Compensation Committee also considers his historic sales of Company stock.

For fiscal year 2011, total compensation for the Company's NEOs was distributed as follows:

Named Executive Officer	Annual Salary	Annual Cash Incentive (Bonus) Awards	Long- Term Equity Incentives	Other Compensation	Total

Mr. Maheswaran Chief Executive Officer	7.3%	12.6%	78.5%	1.6%	100%

Mr. Chukwu Vice President Finance and Chief Financial Officer	21.9%	20.3%	53.4%	4.4%	100%

Mr. Dantec SVP & GM, Advanced Communication and Sensing Products	27.0%	20.0%	47.9%	5.1%	100%

Mr. Kim SVP, Worldwide Sales and Marketing	24.0%	22.3%	49.3%	4.4%	100%

Mr. Pohlman SVP & GM, Protection Products	23.4%	22.1%	50.9%	3.6%	100%

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed necessary at any time to ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting annual salary, the Compensation Committee considers the performance of the executive, the executive's contribution to overall Company performance, the tenure of the executive, prior changes to the executive's compensation, internal equity and benchmarking against our Peer Group. For newly hired executives, the Compensation Committee will also consider the executive's compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee's judgment. It is the goal of the Compensation Committee to establish executive officers' annual salaries near the median of our Peer Group for equivalent positions and responsibilities.

Except for our Chief Executive Officer, Mr. Maheswaran, no other NEO received any annual salary increase during fiscal year 2011.

Annual Cash Incentive (Bonus) Awards

Annual cash incentive (bonus) awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Bonus plan goal setting is done as a part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company's fiscal year Annual Business Plan ("ABP"), which is approved by the Board at its first regular meeting in the applicable fiscal year.

Following adoption of the fiscal year ABP, the Compensation Committee, in consultation with the Board, selects one or more specific goals from the ABP that are judged to be of the most importance for the growth and success of the Company in the applicable fiscal year and beyond. The Compensation Committee considers management's business judgment, the judgment of the full Board of Directors, and the available industry, national, and world economic forecasts for the upcoming fiscal year when setting the goals. The selected goals are then incorporated into the annual cash bonus plan for the CEO, and a subset of those goals is selected as the basis for the cash bonus plan for the other executive officers. The same selected subset is also used for cash bonus purposes for a significant segment of the Company's global salaried workforce. This approach results in having a consistent financial performance target apply broadly for bonus purposes from the senior executive level into the middle management and functional professional employees serving the Company. The bonus plans are adopted and approved by the Compensation Committee at its first regular meeting in the applicable fiscal year in concert with adoption of the ABP.

The approach and philosophy of the Compensation Committee is that the goals are established so that, considering then available industry and broader economic projections, if the company achieves the goals it will grow at a rate faster than the industry and it will outperform the median of its peer group. In other words, the goals are set so that, in the best judgment of the Committee in light of available business intelligence, forecasts and projections, superior performance compared to peers will be required to achieve the selected goals.

The ABP financial goals to be used for bonus purposes are established on a non-GAAP basis to exclude from the applicable financial measure as reported for purposes of our financial statements items such as stock option expense, legal expenses relating to securities litigation, restructuring costs, amortization of intangibles, and other non-recurring items. The Compensation Committee believes that the items that are excluded do not reflect the core operating performance of the Company. In our calculations of financial performance on a non-GAAP basis, for fiscal year 2011 bonus purposes, we also excluded costs and items incurred during FY11 associated with the acquisition of SMI, which closed during the fourth quarter of fiscal year 2010.

Each executive has a target bonus potential that is set as a percentage of annual salary. That target bonus is set by the Compensation Committee for each executive officer position after considering the responsibilities of that position, the recommendations of management, and the target bonus of equivalent executive positions among our compensation Peer Group. The Compensation Committee philosophy is to set target bonus levels above the median of our Peer Group, and to combine that with difficult goals to motivate and to pay for superior performance.

Our Executive Bonus Plan

Our NEOs (other than our CEO) participate in a cash incentive bonus plan (referred to herein as the "Executive Bonus Plan"). The Executive Bonus Plan provides each executive with an opportunity to earn an annual cash bonus based on the Company's performance in relation to certain pre-established annual financial goals as well as the executive's individual performance. For fiscal year 2011, the target bonus potential (as a percentage of annual salary) for our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Bonus as Percentage of Annual Salary

Mr. Chukwu Vice President Finance and Chief Financial Officer	80%

Mr. Dantec SVP & GM, Advanced Communication and Sensing Products	70%

Mr. Kim VP, Worldwide Sales and Marketing	75%

Mr. Pohlman SVP & GM, Protection Products	70%

Under the Executive Bonus Plan, each executive's target bonus is scored in two major parts. Sixty percent (60%) of the target bonus potential is based on the Company's attainment of the key financial goal (the "Company Performance Portion") as set by the Compensation Committee at the start of the fiscal year. The remaining forty percent (40%) of the target bonus potential is based on the executive's individual performance (the "Individual Performance Portion").

The Compensation Committee reserves the right under the Executive Bonus Plan to recover, or "claw back" any bonus payment made to an executive in the event the Compensation Committee determines that any fraud or misconduct by the executive caused the Company to have to file a material restatement of its financial statements. If asserted, the "claw back" would apply to the individual executive whose actions result in or cause need for a restatement and would not affect any other executive's bonus.

Additionally, the Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed bonus payment.

Company Performance Portion of Fiscal Year 2011 Executive Bonuses (excluding CEO)

The financial goals are established by the Compensation Committee at the start of the applicable fiscal year, as described above regarding the ABP process. For our fiscal year 2011, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. We believe non-GAAP operating income is currently the best measure of the Company's core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee believes that operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

The goal set for fiscal year 2011 non-GAAP operating income was $95,000,000, which represented more than a 50% growth over the $63,000,000 non-GAAP operating income achieved in fiscal year 2010. The Compensation Committee judged that this fiscal year 2011 goal would be difficult to achieve, considering the global economic challenges and the economic forecasts available at the time the fiscal year 2011 ABP and goal were established.

The Company's fiscal year 2011 non-GAAP operating income, as confirmed by the Compensation Committee in coordination with the Company, was $133,000,000. For bonus purposes, the evaluation of our fiscal year 2011 non-GAAP operating income performance of $133,000,000 against the fiscal year 2011 goal of $95,000,000 was based on a scoring matrix also established by the Compensation Committee as a part of the fiscal year goal-setting and bonus plan establishment process. For purposes of the fiscal year 2011 Company Performance Portion of the evaluation, the scoring matrix provided for primary calculations as follows:

  (i)
  Non-GAAP operating income below 65% of target paid 0% for Company Performance

  (ii)
  Non-GAAP operating income at 80% of target paid 80% for Company Performance

  (iii)
  Non-GAAP operating income at 89% of target paid 90% for Company Performance

  (iv)
  Non-GAAP operating income at 100% of target paid 100% for Company Performance

  (v)
  Non-GAAP operating income at 150% of target or above paid 200% for Company Performance

The plan provided for a Company Performance factor for intermediate results above the 100% non-GAAP operating income target to more favorably reward results that exceeded the fiscal year 2011 ABP and bonus plan non-GAAP operating income target.

Our fiscal year 2011 non-GAAP operating income of $133,000,000 was significantly greater than the $95,000,000 goal for the year. Based on this result, the Compensation Committee determined that a score of 140% for the Company Performance Portion had been achieved.

For fiscal year 2011 Company Performance, the CEO recommended, and the Compensation Committee approved, payouts as follows (shown in comparison to the target amount at 100% achievement):

OFFICER	COMPANY PERFORMANCE PAYMENT TARGET	EARNED PAYOUT FOR COMPANY PERFORMANCE

Mr. Chukwu	$124,800	$174,720

Mr. Dantec	$131,152	$183,613

Mr. Kim	$117,000	$163,800

Mr. Pohlman	$113,400	$158,760

Individual Performance Portion of Fiscal Year 2011 Executive Bonuses (excluding CEO)

For the Individual Performance Portion of the bonus, the Compensation Committee receives and considers the CEO's subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any factor. Matters evaluated include:

  (i)
  Performance of the business unit or department the executive is responsible for managing.

  (ii)
  The executive's contributions to achievement of the Company's financial and operational goals and strategic objectives.

  (iii)
  The ability of the executive to lead and develop key subordinates.

  (iv)
  Related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the Individual Performance Portion.

For fiscal year 2011 NEO Individual Performance, the CEO recommended, and the Compensation Committee approved, payouts as follows (shown in comparison to the target amount at 100% achievement):

OFFICER	INDIVIDUAL PERFORMANCE PAYMENT TARGET	EARNED PAYOUT FOR INDIVIDUAL PERFORMANCE

Mr. Chukwu	$83,200	$65,000

Mr. Dantec	$87,435	$60,000

Mr. Kim	$78,000	$78,000

Mr. Pohlman	$75,600	$95,000

These fiscal year 2011 Individual Performance scores were based in part on the following accomplishments:

OFFICER	BASES FOR INDIVIDUAL PERFORMANCE BONUS PAYOUT

Mr. Chukwu	CEO rated Very Good Performance. Key accomplishments included overseeing Company's outperforming Peer Group on revenue growth and operating income growth, global departmental management, and improvements in quarterly closing procedures and relationship with independent auditors.

Mr. Dantec	CEO rated Excellent Performance. Key accomplishments included achieving record revenue for his business unit, expansion of business unit gross margins, assumption of additional responsibilities resulting from product line and business unit reorganization, and development of new products and penetration of new markets.

Mr. Kim	CEO rated Excellent Performance. Key accomplishments exceeded fiscal year 2011 revenue results, global departmental management and leadership in relation to the global Sales team.

Mr. Pohlman	CEO rated Excellent Performance. Key accomplishments included achieving record revenue for his business unit, solid business unit gross margins, and providing significant support to company performance.

Total Fiscal Year 2011 Executive Bonus Payments (excluding CEO)

The combination of the Company Performance and the Individual Performance Portions resulted in the following bonus payments to the NEOs. The amounts reflected in the Achieved Bonus column reflect the sum of (i) payment of the Company Performance Factor as achieved under the fiscal year 2011 plan based on actual non-GAAP operating income, plus (ii) the final payout for Individual Performance, inclusive of adjustment per CEO recommendation for each executive's individual performance in fiscal year 2011:

OFFICER	TARGET TOTAL BONUS	TOTAL ACHIEVED BONUS

Mr. Chukwu	$208,000	$239,720

Mr. Dantec	$218,586	$243,613

Mr. Kim	$195,000	$241,800

Mr. Pohlman	$189,000	$253,760

CEO Bonus Plan

In June 2008, the Compensation Committee implemented an annual cash incentive (bonus) plan for our CEO (the "CEO Bonus Plan") which remained in place for fiscal year 2011. The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a target bonus potential expressed as a percentage of salary, which the CEO is able to receive based on the achievement of certain absolute and relative financial goals and on the Board's assessment of the CEO's overall performance. The CEO Bonus Plan provides that, depending on performance, the bonus payout in any year may range from 0% to 200% of the CEO annual base salary. Like our Executive Bonus Plan, the CEO Bonus Plan also contains a "claw back" right for the Company to recover any bonus payment made to the CEO in the event the Company must file a material restatement of its financial statements as a result of fraud or misconduct by the CEO.

For fiscal year 2011 the target bonus for Mr. Maheswaran was 125% of his annual salary. The CEO Bonus Plan contained four weighted factors: (i) Operating Income performance, (ii) Net Revenue Growth (year over year), (iii) Earnings Per Share ("EPS") Growth and Net Revenue Performance as compared to the CEO Bonus Peers (defined below), and (iv) the evaluation of the CEO's individual performance by the Board of Directors. These factors and their weighting are described below:

•
Operating Income Performance – 40% of the target bonus was based on the Company's attainment of non-GAAP operating income goals. This portion of the CEO Bonus Plan is calculated in the same manner and per the same guidelines and method of determination as the Company Performance Portion of the Executive Bonus Plan as discussed above;

•
Net Revenue Growth – 25% of the target bonus was based on revenue achievement goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% nor less than 0%):

Attainment Percentage	=	100% multiplied by	(fiscal year 2011 Net Revenue minus prior fiscal year 2010 Net Revenue) (Net Revenue from the 2011 Annual Business Plan minus prior fiscal year 2010 Net Revenue)
•
EPS and Net Revenue Performance compared to CEO Bonus Peers – 20% of the target bonus was based on the Company's achievements in revenue growth and EPS growth, as measured relative to such growth at the following companies (collectively the "CEO Bonus Peers"), which were selected and established as the CEO Bonus Peers by the Compensation Committee at the start of fiscal year 2011:

  Fairchild Semiconductor; Integrated Device Technology, Inc.; Intersil Corporation; Linear Technology Corporation; Maxim Integrated Products, Inc.; Micrel, Incorporated; Microsemi Corporation; Monolithic Power Systems, Inc.; ON Semiconductor Corporation; and Texas Instruments Incorporated.

The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes compared to the Peer Group used for compensation comparisons for our other NEOs. These fiscal year 2011 CEO Bonus Peers were specifically selected for use in relation to our CEO based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. The selected group of companies establishes an industry-representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment:

Revenue Growth Relative to CEO Bonus Peers	Earnings Per Share Growth Relative to CEO Bonus Peers	Percentage of Attainment

Below 50th percentile	Below 50th percentile	0%

Below 50th percentile	50th percentile or better	50%

50th percentile or better	Below 50th percentile	50%

At or above 50th percentile but below 75th percentile	At or above 50th percentile but below 75th percentile	100%

75th percentile or better	At or above 50th percentile but below 75th percentile	150%

At or above 50th percentile but below 75th percentile	75th percentile or better	150%

75th percentile or better	75th percentile or better	200%

  •
  Board of Directors CEO Performance Evaluation – 15% of the target bonus is based on the assessment by the Board of Directors of the CEO's overall performance and leadership. Each Non-Employee Director evaluates the CEO's performance in five major categories:

  1.
  Strategy – including establishment of, and attainment in relation to, annual and longer range strategic objectives.

  2.
  Operations – including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

  3.
  Finance and Human Capital – including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.

    4.
    Board Relations – including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.

    5.
    Stockholder Relations and Value – including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

Evaluation of the CEO's individual performance by each Non-Employee Director involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above.

The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

As noted above for the Executive Bonus Plan, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed bonus payment.

Fiscal Year 2011 CEO Bonus Plan Targets and Results

Operating Income Performance – The operating income goal and scoring matrix for the CEO Bonus Plan is the same as that set for the Executive Bonus Plan described above. For fiscal year 2011, the non-GAAP operating income goal was set at $95,000,000 as a part of the ABP process. At the time the fiscal year 2011 non-GAAP operating income goal was set, the Compensation Committee's judgment was that this goal would be difficult to achieve. Our non-GAAP operating income achieved in fiscal year 2010 was $63,000,000. Going into fiscal year 2011, the business intelligence, forecasts, and projections available to the Compensation Committee and the Company supported the expectation that fiscal year 2011 would be a year of improved results compared to fiscal year 2010, but still would be a challenging business environment. This led the Committee to set a fiscal year 2011 goal more than 50% greater than the fiscal year 2010 results. As a result of the Company's success with operating expense control and revenue generation in fiscal year 2011, the non-GAAP operating income achieved was $133,000,000, resulting in performance at 140% of the target goal.

Net Revenue Year-over-Year – The Net Revenue goal was set at four times the net revenue actually achieved in the fourth quarter of fiscal year 2010, resulting in a target for this element of $388,000,000. The Compensation Committee judged that in the economic environment at the time, with the global business forecasts available to us, and with the forward forecasts being made by our peers, achieving that level of net revenue would be very difficult. As a result of extraordinary efforts, the Net Revenue for fiscal year 2011 was $454,000,000, significantly exceeding the target goal.

CEO Bonus Peers EPS and Net Revenue Performance – This portion of the CEO Bonus Plan is based on a combination of comparative Net Revenue Growth and EPS Growth. Our EPS growth year over year, measured on a percentage basis was at the 23rd percentile of the CEO Bonus Peers. This percentile ranking is due, in significant part, to the fact that many CEO Bonus Peers entered the fiscal year with very low EPS in the prior year. That starting point allows for a much larger percentage increase when compared to the Company's prior fiscal year EPS.

The Company's Net Revenue performance for the full fiscal year 2011 was an increase of 58% year over year. This Net Revenue performance was at the 98th percentile of the CEO Bonus Peers. The combined performance on Net Revenue Growth and EPS Growth resulted in a bonus payout of 50% of target for this portion of the CEO Bonus Plan.

Board of Directors CEO Performance Evaluation – The Board evaluated the CEO's performance for fiscal year 2011 as exceptional in all of the rating categories previously described. An individual performance factor of 192% was applied.

CEO Bonus Payment for Fiscal Year 2011

Based on the established goals and the results described above, for fiscal year 2011 Mr. Maheswaran received a total payout under the CEO Bonus Plan of $765,563. The Compensation Committee did not exercise any negative discretion as to the amount, based on Mr. Maheswaran's superior performance across all relevant categories.

In terms of the distribution of his total payout compared to the target bonus components, Mr. Maheswaran received the following:

• Operating Income Performance – 140% of the portion of the target award based on non-GAAP operating income as a result of non-GAAP operating income in fiscal year 2011 being 40% over the ABP target. This element of Mr. Maheswaran's bonus was consistent with bonus payments to our other executives in relation to non-GAAP operating income performance in fiscal year 2011.

• Net Revenue Year over Year – 165.1% of the portion of the target award based on the revenue factor after calculation of the formula described in the CEO Bonus Plan.

• CEO Bonus Peers EPS and Net Revenue Performance – 50% of the portion of the target award based on how well our revenue growth and EPS growth compared to the CEO Bonus Peers, as the Company performed above the 75th percentile for revenue growth, however below the 50th percentile for EPS percentage growth.

• Board of Directors CEO Performance Evaluation – 192% of the portion of the target award attributable to his individual performance, based on our Board's highly favorable assessment of Mr. Maheswaran's individual performance and guidance of the Company in fiscal year 2011. Highlights included Mr. Maheswaran's overall leadership and responsibility for the success of fiscal year 2011, his management of the integration of Sierra Monolithics, Inc. (acquired near the end of fiscal year 2010) into the Company, as well as better than planned growth of that segment of the business, and his efforts in strengthening the Company's senior executive leadership.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of stockholders, motivate executives to create and sustain value in the Company over a longer-term than cash bonus awards, and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price. The equity award vehicles used in fiscal year 2011 were:

  •
  stock options

  •
  time-based restricted stock or unit awards

  •
  performance-based restricted stock units

  •
  restricted stock units granted to help our executives satisfy our executive stock ownership guidelines.

All equity incentive awards have some multi-year vesting or measurement period component. Generally, the periods are three or four year periods as applicable. This multi-year element serves as a significant "holding period" in terms of requiring the executive to retain the underlying equity interest or potential value of same until some future date following award. The Committee believes that the inclusion of this "holding period" component further aligns the interests of the executive with the interests of the shareholders.

In determining the aggregate amount of equity incentive awards to grant an executive, the Compensation Committee considers the value of such awards in comparison to awards to comparable executives within our Peer Group. The Compensation Committee believes that in years such as our fiscal year 2011, in which the Company outperforms its peers and exceeds target performance as measured against the ABP, equity-based incentives granted to our NEOs during the fiscal year should be positioned above the median for executives in equivalent positions within our Peer Group. In addition, in making equity awards, the Compensation Committee considers the individual's performance, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of operating income, the potential dilutive effect such grants may have on existing stockholders, third party equity award run rate evaluation factors, and, for our CEO, the accumulated wealth prior equity awards have created.

The Compensation Committee believes that its equity award objectives can be best met by granting a mix of stock options, time-based restricted shares or units, and performance-based restricted shares or units. Stock options deliver no actual compensation to an executive unless there is an increase in the stock price above the exercise price of the option as set at the time of option award. Option awards that vest over time (multiple year vesting schedules) serve to align the interests of the executive with the interests of shareholders in growing the stock price of the company. Time-based restricted shares or units also provide an incentive to the executive to grow the stock price of the company, since that will increase the compensation eventually delivered to the executive. Unlike options, however, the time-based restricted shares or units retain some value even in the event of an economic downturn or other event that may result in a decrease in the stock price. As a result, time-based restricted shares or units serve to keep the executive engaged and motivated to preserve shareholder value and to work to recover from any downturn. In addition, the time-based restricted shares or units serve as a retention incentive over the multi-year vesting period. Performance-based restricted shares or units provide an incentive for longer-term performance, with the actual payout to the executive depending both on achieving superior financial performance over a three year period and on the change in the stock price over that period. The Committee feels that a balance of these three types of awards provides the best incentive to executives to create growth in shareholder value.

The Compensation Committee believes that generally more than half of our restricted stock or unit awards should be performance-based, with the remainder being time/service-based. This distribution between performance and time based vesting is believed to provide complimentary motivations for performance, giving the executive the ability to secure benefits both in nearer term (i.e. annual vesting) as well as at the end of multi-year (i.e. performance based) periods.

In fiscal year 2011, allocation of the value of the annual equity awards which are performance-based (stock options and performance-based restricted stock unit awards) compared to equity awards which are service-based (restricted stock or unit awards and executive ownership restricted stock unit awards), valued as of the grant date, were as follows:

Executive	Fiscal Year 2011 Annual Performance-Based Equity Grants	Fiscal Year 2011 Annual Service-Based Equity Grants

Mr. Maheswaran	71%	29%

Mr. Chukwu	56%	44%

Mr. Dantec	58%	42%

Mr. Kim	57%	43%

Mr. Pohlman	59%	41%

In addition to the annual equity awards that are the basis for the calculations noted in the table above, Mr. Maheswaran received a grant of 200,000 restricted stock units on March 29, 2010. That award was approved by the Compensation Committee as a special retention award to Mr. Maheswaran. The Committee considered Mr. Maheswaran's accomplishments in improving the financial performance of the Company, improving the shareholder return, achieving TSR on a one-year and three-year basis well above the median for the Semiconductor and Semiconductor Equipment Global Industry Classification Standard (GICS) peer companies, and positioning the Company for significant growth. Given the challenges ahead at the start of fiscal 2011 in integrating the recent SMI acquisition and in growing the Company to $500,000,000 of annual revenue and beyond, the Committee believed that it was in the best interests of our shareholders to provide Mr. Maheswaran with an increased incentive to remain with the Company for the long term. The March 29, 2010 restricted stock units vested 25% on the date of grant, and vest 25% on each of the first three anniversaries of March 29, 2010, subject to Mr. Maheswaran's continued employment through each such vesting date. The Company common stock underlying the restricted stock units will be delivered to Mr. Maheswaran on the three-year anniversary of each applicable vesting date (the final increment being delivered on March 29, 2016), in order to further align his interests with those of the stockholders by requiring long-term holding of the underlying securities.

Non-Qualified Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate executives to focus on overall corporate performance over the long-term and to align their interests with those of our stockholders. This occurs because our stock option grants provide economic value to our executives only if our stock price increases from the date of the grant to the date the stock option is exercised and the stock is sold. All of our stock option grants to our executives are considered "non-qualified" for tax purposes, which generally provide a more favorable tax benefit to the Company than "incentive stock options." Generally, stock option grants to our NEOs vest annually over a three year period from the date of grant and terminate six years from the date of grant and, unless otherwise provided for in the plan documents or in a written agreement with the NEO, cease vesting on termination of employment.

Restricted Stock Awards (Stock and Units)

The Compensation Committee believes grants of restricted stock awards are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders. This is because our grants of restricted stock awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock award can go up or down depending on the changes to our stock price over time. While restricted stock awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. Actions or business decisions carrying risks that might reduce our stock price are clearly discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. Our restricted stock awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee's discretion, the payment of cash for each unit in an amount equal to our share price. Restricted stock or unit awards to our NEOs vest annually over three years from the date of grant and cease vesting on termination of employment.

Performance-Based Restricted Stock Units

Our Performance-Based Restricted Stock Units vest only on achievement of certain goals related to cumulative net revenue and cumulative operating income achieved over an applicable three year fiscal year performance period and measured on a non-GAAP basis, as described above. The applicable target goals are set such that a heavier weighting is assigned to operating income than to net revenue, in that the Compensation Committee seeks to motivate executive officers to ensure that revenue gains translate into significant operating income. The cumulative three year revenue and income goals are set in advance of the applicable three year performance period, and are set at levels that have been determined at the time of award will be challenging to attain based on all then available business intelligence, forecasts and projections. This structure, in the opinion of the Compensation Committee, motivates our executives to focus on sustained and increasing long-term multi-year revenue and income growth. As noted above, the applicable three-year goals are set based on factors and assumptions made as of the time of award. Goals for a particular fiscal year may differ depending on the year in which the related award was granted. For example, if an award was granted in fiscal year 2010 with three years of performance targets, the target for fiscal year 2012 for that award might be different than the target for fiscal year 2012 relating to an award that was granted in fiscal year 2011.

The number of Performance-Based Restricted Stock Units that can vest will range from 0% to 200% of the original target award, depending on the actual revenue and operating income generated by the Company compared to target levels in the given three fiscal years applicable to the award. If the performance goals are met, one half of any vested Performance-Based Restricted Stock Units will be payable in an equal number of shares of the Company's common stock; the other half will be payable in cash, based on the closing price of the Company's common stock on the last day of the performance period. Performance-Based Restricted Stock Units granted to our NEOs vest three years from the date of grant, subject to the Company's attainment of the applicable performance goals and, unless otherwise provided for in the plan documents or in a written agreement with the NEO, cease vesting on termination of employment.

The three year fiscal period ending with completion of our fiscal year 2011 (fiscal years 2009-2011) completed the measurement period applicable to Performance-Based Restricted Stock Unit awards made to executive officers at the beginning of our fiscal year 2009. The fiscal year 2009 through fiscal year 2011 cumulative net revenue and operating income performance, compared against the targets that were set at the time those awards were issued, resulted in vesting of units at the 85% level of the original target level. The cumulative net revenue target for fiscal year 2009 through fiscal year 2011 was $1,125,000,000. The cumulative operating income target for fiscal year 2009 through fiscal year 2011 was $297,000,000. The applicable targets were set at the start of fiscal year 2009 based on assumptions made at the time of award, which assumptions turned out in part to be impacted by the global economic challenges that arose in the ensuing years. No adjustment, revision, or other discretionary remedy was applied at any time during the three fiscal year measurement period to override the end result of the actual three-year Company performance. The Compensation Committee believes that this three year fiscal year 2009-2011 result reflects the true "pay for performance" basis and intent of these Performance-Based Restricted Stock Units. Once established based on the then best judgments of management and the Compensation Committee, however aggressive or optimistic, the performance thresholds and targets remain fixed for the given three-year period. This approach and award structure in fact resulted in a 0% payout for Performance-Based Restricted Stock Awards for fiscal years 2008-2010, in that the established performance goals were not achieved due to the unexpected economic downturn and global economic challenges that arose and continued during the majority of that 2008-2010 three year measurement period.

Executive Ownership Restricted Stock Units

To help our executives achieve the level of executive stock ownership targeted by the Compensation Committee, the Compensation Committee granted Executive Ownership Restricted Stock Units to our executives. The Compensation Committee believes these grants further its goal of aligning executives' interests with those of stockholders by rewarding executives for long-term performance and requiring long-term holding of the underlying equity. It is the intention of the Compensation Committee to grant Executive Ownership Restricted Stock Units on an annual basis to each of our executive officers in an amount equal to 20% of their then current annual salary, so that after five years an executive will have met the goal of equity ownership in an amount approximately equal in value to the executive's annual salary. The vested portion of Executive Ownership Restricted Stock Units is generally payable only six months after the executive's employment with the Company terminates. Executive Ownership Restricted Stock Units granted in fiscal year 2011 vest on either the fourth or fifth anniversary of the date of grant, depending on the date the executive began participating in the plan. Vesting is subject to and contingent on the executive's continued employment with the Company to the applicable vesting date.

Timing of and Policies For Equity Awards

We will not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor will we have any policy, program, plan or practice to do so. In 2008, the

Compensation Committee adopted specific policies regarding the grant dates of stock options and stock-based awards for our executive officers and employees:

•    General Procedures: The Compensation Committee sets an annual meeting schedule in advance of each fiscal year. Regular scheduled meetings of the Compensation Committee are put on the calendar at that time. Equity awards will only be approved at such regularly scheduled meetings of the Compensation Committee, unless the full Board of Directors authorizes the Compensation Committee to approve equity awards at another meeting held during the fiscal year. Authority for awarding equity awards is retained exclusively by the Compensation Committee, and may not be delegated to any member of management, or any other committee. Equity awards will not be approved at any time by written consent.

•    New Hire Grants: The grant date of awards to newly hired executive officers and employees is the date of the next regularly scheduled meeting of the Compensation Committee following the date of hire (provided such meeting is more than two weeks following the date of hire), on approval of such award by the Compensation Committee at such meeting. The exercise price of all new hire stock options equals the closing price of our common stock on the grant date.

•    Annual Grants: The Compensation Committee approves the annual award grants to our executive officers and employees at applicable regularly scheduled meetings of the Compensation Committee held during the fiscal year. All annual equity awards are presented for approval at the regularly scheduled Compensation Committee meetings as follows:

  •
  For executive officers – the first regularly scheduled meeting held in the first quarter of the fiscal year.

  •
  For all other employees – the regularly scheduled meeting held in the third quarter of the fiscal year.

•    Other Grants: Other grants may be made at regularly scheduled meetings of the Compensation Committee to employees other than executive officers. Such grants may be made in connection with a promotion, special recognition, employee retention, or other bases per managerial or supervisory recommendation. All such other grants are presented to the Compensation Committee with a recommendation from the Chief Executive Officer and Vice President Human Resources. The Compensation Committee retains final discretion as to whether any such recommended equity awards will be made.

Other Compensation

Perquisites And Benefits

During fiscal year 2011, we did not provide any significant perquisites to our NEOs. We did provide our NEOs with certain benefits at the same level and offering made available to other employees, including our 401(k) plan, health care plans, life insurance plans, and other welfare benefit programs. Additionally, each of our employees working at our Neuchatel, Switzerland facilities, including Mr. Dantec who resides and works in Europe, is provided the benefit of participating in our defined contribution pension benefit plan arrangements established for our employees pursuant to applicable Swiss retirement insurance laws.

In addition to the standard benefits offered all employees, our U.S. based executives and other senior managers are eligible to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows our executives to elect to defer annual salary and/or bonus income. Deferred income may be allocated to and used by the participant for and among a variety of purposes, including retirement or other "in service" personal goals or objectives (e.g. college tuition, home ownership, etc.). The Deferred Compensation Plan is unfunded and unsecured, however the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan's accrued liability. Historically, the Company matched, on a dollar-for-dollar basis, up to the first 20% of employee base salary contributions for the CEO and CFO, up to the first 15% for participants at the Vice President level, and up to the first 10% for other participants. Effective January 26, 2009, reflecting the challenging economy and the Company's efforts at controlling certain discretionary costs, the Company suspended the matching contribution on behalf of all participants, which suspension remained in effect throughout our fiscal year 2010. Effective February 1, 2010, the Company resumed the matching program for the Deferred Compensation Plan per the matching percentages noted above.

Severance

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to a NEO on a case-by-case basis. Only Mr. Maheswaran and Mr. Dantec are covered by severance agreements.

At the time Mr. Maheswaran was hired in 2006, the Compensation Committee determined that providing him with certain severance protections was material to attracting him to the Company and appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he may no longer be working for the Company. In the event the employment of Mr. Maheswaran is terminated for reasons other than death, disability or "cause," or if he terminates the employment for "good reason," within 30 days of a good reason event, as those terms are defined in his offer letter as amended, he will be entitled to twelve months of his annual salary, and twelve months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. All of these benefits are contingent on Mr. Maheswaran's execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment.

"Good reason" as defined in Mr. Maheswaran's offer letter, as amended, includes the fact that Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a director for so long as he is its Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any applicable listing standard. See "Potential Payments on Termination or Change in Control" elsewhere in this Proxy Statement.

Our agreement with Mr. Dantec provides that he may be terminated by the Company only by providing him three months advance notice. In addition to the notice requirement, should the Company terminate his employment, the Company must pay Mr. Dantec severance equal to three months of his salary, unless he has committed gross misconduct in which case no severance is owed.

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our 1998 and 2008 stockholder approved equity incentive plans ("1998 Plan" and "2008 Plan"), if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then most unvested stock options and other equity based awards (other than performance-based restricted stock units, described below) will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock option or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a "change in control," due to termination of employment by the Company without cause or a "constructive termination" of the participant (as those terms are defined in the applicable Plan), certain then unvested stock options and other equity based awards (but not including performance-based restricted stock units and other restricted stock units granted under the 2008 Plan) will become fully vested.

For our performance-based restricted stock units, on a "change in control," if the surviving entity does not assume or continue the applicable award in effect per its original terms, the performance period will terminate immediately prior to such event and the number of units that vest will be determined. To determine the number of units that will vest in such event, the applicable performance goals are pro-rated to reflect the shortened performance period, then the Company's actual performance in the shortened period is determined and evaluated against the adjusted performance goals.

In addition, our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination within 18 months of a change in control.

2011 Change in Control Plan

During fiscal year 2011, the Compensation Committee established, and the Board of Directors adopted and approved, the Company's Executive Change In Control Retention Plan (the "Change in Control Plan"). The Compensation Committee determined that implementing the Change in Control Plan was in the best interests of the Company and the stockholders in order to provide additional retention incentives to the selected executive officers. Our CEO, Mr. Maheswaran, does not participate in the Change in Control Plan.

The Change in Control Plan is designed to provide incentives for executive officers to remain with the Company and to exert maximum efforts for the Company's success even in the face of a potential Change in Control (as defined in the Change in Control Plan). The Compensation Committee acts as the Administrator of the Change in Control Plan and determines which individual executive officers will be covered by the Change in Control Plan.

A more detailed description and discussion of the Change in Control Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading "Potential Payments on Termination or Change in Control." The basic benefits provided to a covered executive under the Change in Control Plan include:

• At Change in Control – (i) all outstanding time-based equity awards vest in full; and (ii) performance-based awards are prorated and the vesting amount is determined based on the period of performance up to the end of the last

Company fiscal year before the Change in Control. Unvested performance-based awards terminate at the Change in Control.

• Qualifying Loss of Employment After Change in Control – Contingent upon the executive signing a release agreement, benefits include: (A) one times the greater of the executive's target bonus for either (i) fiscal year of termination, or (ii) fiscal year before year in which termination occurs; (B) one times the executive's annual base salary, (C) reimbursement for up to 12 months of medical benefits continuation premiums.

The Change in Control Plan does not provide for any excise tax gross-ups. Instead, the Change in Control Plan generally provides that if the "golden parachute" tax rules would prevent the Company from recognizing a deduction with respect to the full Change in Control Plan benefits that otherwise would be paid to a covered executive, the covered executive's benefits will be cut back to the extent necessary to place the Company in the same economic position it would have been in had the Company been able to recognize a deduction.

Unless extended by the Board of Directors, the Change in Control Plan will automatically terminate on September 28, 2015, unless September 28, 2015 is during a Change in Control Window (as defined in the Change in Control Plan). In that case the Change in Control Plan will terminate on the expiration of such Change in Control Window. In addition, the Company may terminate or amend the Change in Control Plan at any time, but no termination or amendment that occurs within a Change in Control Window will be effective as to a covered executive until the expiration of such Change in Control Window, unless the covered executive consents to the amendment or the amendment does not adversely affect the covered executive.

CEO Change in Control Arrangements

Mr. Maheswaran has not been made eligible for coverage under the Change in Control Plan. In lieu thereof, and pursuant to his original employment offer letter from March, 2006, the Company provides Mr. Maheswaran with certain enhanced severance benefits if, within twelve months following a "change in control," his employment is terminated for reasons other than death, disability or "cause," or if he terminates the employment for "good reason," within 30 days of a good reason event, as those terms are defined in his offer letter, as amended.

In the event the employment of Mr. Maheswaran is terminated under such circumstances, he would be entitled to cash severance benefits equal to two times his annual salary, two times his annual target bonus, a pro-rated bonus for the fiscal year of the termination, and up to twenty-four months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. In addition, when Mr. Maheswaran was hired in 2006, the Company agreed to reimburse him for the full amount of any excise taxes imposed on or arising from our severance benefits paid to him as a result of a change in control. Using the criteria and assumptions under applicable SEC requirements for pro-forma hypothetical calculations as included in the section below under the heading "Potential Payments on Termination or Change in Control," we currently estimate that excise tax might be imposed if a change of control does occur. All of these benefits are contingent on Mr. Maheswaran's execution of a release agreement which, among other things, releases the Company from liability relating to his employment.

Other Compensation Policies

Stock Ownership Guidelines

To further our objective of aligning the interests of management with stockholders, in fiscal year 2009, the Compensation Committee adopted Company stock ownership guidelines for our executive officers. Under the guidelines, each of our executive officers should acquire and maintain a level of ownership of Company stock that has a value approximately equal to their annual salary. The ownership level is to be achieved within five years of the effective date of the guidelines (for officers serving as of the adoption of the guidelines) or the date the person first becomes an executive officer for newly hired or promoted executive officers. To facilitate our executives meeting this requirement, we have granted and expect to continue to grant, annually, Executive Ownership Restricted Stock Units to our executive officers.

Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none are employed under an employment agreement for a fixed term. We do, however, issue written offer letters to prospective employees that set forth their initial compensation and other material terms including, in the case of Mr. Maheswaran and Mr. Dantec, post-termination severance obligations.

Section 162(m) Considerations

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and certain other executive officers may be deducted in a taxable year unless the compensation is performance based. Stock options awarded under the Company's long-term equity incentive plans are intended to meet the requirements for deductible performance-based compensation. Certain of our other incentive plans may also qualify for such tax treatment. However, the Company's goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives. The Compensation Committee retains discretion to grant time-based restricted stock and other forms of non-performance-based compensation when it determines the importance of meeting the Company's compensation objectives outweighs the potential loss of a tax deduction to the Company.

 COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company's Annual Report on Form 10-K for fiscal year 2011.

Respectfully submitted by THE COMPENSATION COMMITTEE

W. Dean Baker, Chair                        Glen M. Antle                        John L. Piotrowski

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. All three directors served on the Committee during all of fiscal year 2011. No member of our Compensation Committee during fiscal year 2011 is or has been an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2011, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2011 or currently.

 EXECUTIVE COMPENSATION

The following table presents a summary of the total compensation paid to our NEOs during fiscal year 2011 and each of our two prior fiscal years.

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2011

Name and Principal Position	Year	Base Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total

Mr. Maheswaran	2011	$445,391	$–	$4,478,160	$305,760	$765,563	$97,614	$6,092,488
Chief Executive Officer	2010	410,050	–	1,250,467	202,502	768,332	–	2,631,351
	2009	409,231	–	1,088,560	254,615	452,337	90,265	2,295,008

Mr. Chukwu	2011	260,000	–	512,076	121,030	239,720	52,000	1,184,826
Chief Financial Officer	2010	260,000	–	394,594	80,157	250,000	–	984,751
	2009	241,787	–	429,100	106,938	183,040	55,680	1,016,545

Mr. Dantec	2011	328,913	–	437,016	146,510	243,613	62,504	1,218,556
SVP & GM, Advanced	2010	292,085	–	329,265	97,032	220,000	49,458	987,840
Communications and Sensing Products	2009	287,789	–	369,420	127,308	161,995	46,336	992,848

Mr. Pohlman	2011	270,000	–	433,680	152,880	253,760	41,175	1,151,495
SVP & GM,	2010	237,251	–	328,142	101,251	255,000	–	921,644
Protection Products	2009	226,094	–	366,740	162,954	165,000	36,323	957,111

Mr. Kim	2011	260,000	–	413,664	121,030	241,800	47,613	1,084,107
VP, Worldwide Sales	2010	243,887	–	315,974	80,157	240,000	–	880,018
and Marketing	2009	239,232	–	355,340	106,938	158,443	62,719	922,672

(1)
The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 based on assumptions set forth in Note 10 to the financial statements included in the Company's Form 10-K filed with the SEC on March 31, 2011, and on the assumptions in similar footnotes to the financial statements included in the Company's Form 10-K filed in prior years. There were no forfeitures by the executives during the Company's fiscal year ended January 30, 2011.

Our Performance-based Restricted Stock Units settle 50% in shares and 50% in cash and are valued based on the probable outcome of the applicable performance conditions as determined on the grant date. If we achieve the highest level of performance under the Performance-based Restricted Stock Units, the grant date fair value of the units granted to Messrs. Maheswaran, Chukwu, Dantec, Pohlman and Kim would be $1,301,040, $467,040, $383,640, $383,640, and $366,960 respectively.

Included in the total amount shown for Stock Awards for Mr. Maheswaran for fiscal year 2011 is the grant date value of $3,444,000 from a special long-term retention-based award of 200,000 restricted stock units made on March 29, 2010, described in further detail above under the heading "COMPENSATION DISCUSSION AND ANALYSIS" in the section noted "Equity Incentive Awards."

(2)
Amounts set forth in the Non-Equity Incentive Plan Compensation column for fiscal year 2011 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(3)
In addition to the contributions to our 401(k) Plan, deferred compensation plans and a governmentally mandated international defined-contribution pension plan described in the following table, Mr. Dantec receives a car allowance and a family allowance which are included in his "All Other Compensation" in addition to the Company's contributions to his Swiss defined contribution pension plan.

Employer Contributions to Compensation Plans

Name	401K Plan	Deferred Compensation Plan	Statutory (Swiss) Defined-Contribution Pension Plan

Mr. Maheswaran	$8,413	$89,201	$–

Mr. Chukwu	–	52,000	–

Mr. Dantec	–	–	54,545

Mr. Kim	8,613	39,000	–

Mr. Pohlman	675	40,500	–

Grants of Plan-Based Awards in Fiscal Year 2011

The following table presents information regarding the equity awards granted to the NEOs during fiscal year 2011 and the non-equity incentive awards granted during fiscal year 2011. The material terms of each award are described below under "Description of Plan-Based Awards."

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2011 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards (per share)
											Grant Date Fair Value of Stock and Option Awards (5)

Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Mr. Maheswaran		$112,500	$562,500	$900,000	–	–	–	–	–	$–	$–
NQ	3/2/2010	–	–	–	–	–	–	–	48,000	16.68	305,760
RSU	3/2/2010	–	–	–	–	–	–	19,000	–	–	316,920
PSU	3/2/2010	–	–	–	19,500	39,000	78,000	–	–	–	749,970
OSU	3/2/2010	–	–	–	–	–	–	4,000	–	–	66,720
RSU	3/29/2010	–	–	–	–	–	–	200,000	–	–	3,444,000

Mr. Chukwu		62,400	208,000	332,800	–	–	–	–	–	–	–
NQ	3/2/2010	–	–	–	–	–	–	–	19,000	16.68	121,030
RSU	3/2/2010	–	–	–	–	–	–	14,000	–	–	233,520
PSU	3/2/2010	–	–	–	7,000	14,000	28,000	–	–	–	269,220
OSU	3/2/2010	–	–	–	–	–	–	2,700	–	–	45,036

Mr. Dantec		65,576	218,586	349,738	–	–	–	–	–	–	–
NQ	3/2/2010	–	–	–	–	–	–	–	23,000	16.68	146,510
RSU	3/2/2010	–	–	–	–	–	–	11,500	–	–	191,820
PSU	3/2/2010	–	–	–	5,750	11,500	23,000	–	–	–	221,145
OSU	3/2/2010	–	–	–	–	–	–	3,200	–	–	53,376

Mr. Pohlman		56,700	189,000	302,400	–	–	–	–	–	–	–
NQ	3/2/2010	–	–	–	–	–	–	–	24,000	16.68	152,880
RSU	3/2/2010	–	–	–	–	–	–	11,500	–	–	191,820
PSU	3/2/2010	–	–	–	5,750	11,500	23,000	–	–	–	221,145
OSU	3/2/2010	–	–	–	–	–	–	3,000	–	–	50,040

Mr. Kim		58,500	195,000	312,000	–	–	–	–	–	–	–
NQ	3/2/2010	–	–	–	–	–	–	–	19,000	16.68	121,030
RSU	3/2/2010	–	–	–	–	–	–	11,000	–	–	183,480
PSU	3/2/2010	–	–	–	5,500	11,000	22,000	–	–	–	211,530
OSU	3/2/2010	–	–	–	–	–	–	2,800	–	–	46,704

  Legend

NQ	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award
RSU	Restricted Stock Units	OSU	Executive Ownership Restricted Stock Unit
(1)
All equity awards were made pursuant to the Semtech Corporation Long-Term Equity Incentive Plan, as amended and restated (the "2008 Plan"). Certain terms of the awards are described below and above under the heading "COMPENSATION DISCUSSION AND ANALYSIS."

(2)
All Non-Equity Incentive Plan Awards made to Mr. Maheswaran were made pursuant to the terms of our CEO Bonus Plan adopted in March 2010. All Non-Equity Incentive Plan Awards made to our other NEOs were made pursuant to the terms of our Executive Bonus Plan. Upon adoption of the CEO Bonus Plan, Mr. Maheswaran became ineligible to receive awards pursuant to the Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to executives in fiscal year 2012 for their efforts in fiscal year 2011. There is no guaranteed minimum under the applicable plan. For each NEO, the "Threshold" represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout is still made; the "Target" represents the executive's base salary multiplied by the target award percentage established for the executive; and the "Maximum" represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to their individual performance and each factor attributed to Company performance is paid at the maximum level. Pursuant to its terms, the maximum amount payable to Mr. Maheswaran under the CEO Bonus Plan is limited to 200% of his base salary.

(3)
These columns represent awards of Performance – Based Restricted Stock Units. Certain terms of such awards are described below and above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." There is no guaranteed minimum payout.

(4)
The awards reflected in this column represent Restricted Stock Units and Executive Ownership Restricted Stock Units. Certain terms of such awards are described below and above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." The award of 200,000 stock units made to Mr. Maheswaran on March 29, 2010 represented a special long-term retention-based award, described in further detail above under the heading "COMPENSATION DISCUSSION AND ANALYSIS" in the section noted "Equity Incentive Awards."

(5)
The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 10 to the financial statements filed with the Company's Form 10-K filed with the SEC on March 31, 2011. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Restricted Stock Units (PSU) included in this table are settled 50% in cash and 50% in shares.

Description of Fiscal Year 2011 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS," we have two non-equity incentive plans applicable to our NEOs, i.e. our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and individual performance objectives are met. Under the plans, each named executive has a targeted bonus potential expressed as a percentage of salary. In fiscal year 2011, payouts to Mr. Maheswaran were based on our operating income, net revenue growth, net revenue and EPS compared to similar industry peers and our board of directors' assessment of his individual performance. For our other NEOs, payouts were based on our operating income and assessments of their individual performance by our CEO, as approved by the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2011 under our CEO Bonus Plan and our Executive Bonus Plan are discussed in detail above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year. The plans also include a right of the Company to recover any payment to an executive in the event the executive's fraud or misconduct led to the need for a material restatement of the Company's financial statements for the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2011, we granted four types of equity incentive awards to our NEOs: "non-qualified" stock options ("NQ-Options"), restricted stock units ("RSUs"), performance-based restricted stock units ("PSUs"), and restricted stock units granted to help our executives satisfy our executive stock ownership guidelines ("OSUs"). These equity incentive awards are described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." All equity awards made in fiscal year 2011were made pursuant to the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated (the "2008 Plan"), and the award certificates applicable to such awards. Awards of NQ-Options and RSUs vest over three years from the date of their grant. Awards of RSUs and OSUs represent a right to receive one share of Company common stock or, at the Company's discretion, the payment of cash for each unit in an amount equal to the Company's share price. The Company currently intends to continue its historic practice of settling these awards in Company common stock. Awards of PSUs generally vest three years from the date of their grant and only to the extent the Company achieves certain pre-established performance objectives relating to cumulative net revenue and cumulative operating income over the vesting period. These revenue and income goals are set far in advance of the end of the performance periods and are set at levels that are recognized as representing highly challenging but attainable goals at the time the levels are established. Half of any vested PSUs are payable in an equal number of shares of our common stock and the other half are payable in cash based on the closing price of the Company's common stock on the last day of the vesting period. Awards of OSUs vest on the fifth anniversary of the date of the grant and are generally payable only six months after the executive's employment with the Company terminates.

None of the equity incentive awards granted in fiscal year 2011 entitle the recipient to dividend rights. As described more fully under the heading "Potential Payments On Termination or Change in Control" below, under certain circumstances the vesting of some or all of our equity awards to our NEOs will be accelerated on the executive's termination from the Company or on a change in control.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table presents information regarding the outstanding equity awards held by each NEO as of January 30, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011 (split-adjusted)

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Mr. Maheswaran

3/29/2010 – RSU (4)	–	–	–	$–		150,000	$3,261,000	–	$–

3/2/2010 – NQ (3)	–	48,000	–	16.68	3/2/2016	–	–	–	–

3/2/2010 – OSU (1)	–	–	–	–		4,000	86,960	–	–

3/2/2010 – PSU (2)	–	–	–	–		–	–	39,000	847,860

3/2/2010 – RSU (4)	–	–	–	–		19,000	413,060	–	–

3/11/2009 – PSU (2)	–	–	–	–		–	–	50,000	1,087,000

2/24/2009 – NQ (3)	16,000	32,000	–	11.23	2/24/2015	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		7,400	160,876	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	19,000	413,060

2/24/2009 – RSU (4)	–	–	–	–		12,666	275,359	–	–

3/14/2008 – OSU (1)	–	–	–	–		6,400	139,136	–	–

2/28/2008 – NQ (3)	33,334	16,666	–	13.15	2/28/2014	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	60,000	1,304,400

2/28/2008 – RSA (4)	–	–	–	–		6,666	144,919	–	–

6/6/2007 – NQ (3)	50,000	–	–	16.14	6/6/2013	–	–	–	–

4/3/2006 – NQ (3)	200,000	–	–	17.89	4/3/2012	–	–	–	–

4/3/2006 – NQ (5)	250,000	–	–	17.89	4/3/2012	–	–	–	–

TOTAL	549,334	96,666	–			206,132	$4,481,310	168,000	$3,652,320

Mr. Chukwu

3/2/2010 – NQ (3)	–	19,000	–	$16.68	3/2/2016	–	$–	–	$–

3/2/2010 – OSU (1)	–	–	–	–		2,700	58,698	–	–

3/2/12010 – PSU (2)	–	–	–	–		–	–	14,000	304,360

3/2/2010 – RSU (4)	–	–	–	–		14,000	304,360	–	–

2/24/2009 – NQ (3)	–	12,666	–	11.23	2/24/2015	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		4,800	104,352	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	14,000	304,360

2/24/2009 – RSU (4)	–	–	–	–		9,333	202,899	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,500	76,090	–	–

2/28/2008 – NQ (3)	–	7,000	–	13.15	2/28/2014	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	15,000	326,100

2/28/2008 – RSA (4)	–	–	–	–		5,000	108,700	–	–

6/06/2007 – NQ (3)	121,000	–	–	16.14	6/6/2013	–	–	–	–

TOTAL	121,000	38,666	–			39,333	$855,099	43,000	$934,820

Mr. Dantec

3/2/2010 – NQ (3)	–	23,000	–	$16.68	3/2/2021	–	$–	–	$–

3/2/2010 – OSU (1)	–	–	–	–		3,200	69,568	–	–

3/2/2010 – PSU (2)	–	–	–	–		–	–	11,500	250,010

3/2/2010 – RSU (4)	–	–	–	–		11,500	250,010	–	–

2/24/2009 – NQ (3)	7,667	15,333	–	$11.23	2/24/2020	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		4,400	95,656	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	11,500	250,010

2/24/2009 – RSU (4)	–	–	–	–		7,666	166,659	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,800	82,612	–	–

2/28/2008 – NQ (3)	16,667	8,333	–	13.15	2/28/2019	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	12,500	271,750

2/28/2008 – RSA (4)	–	–	–	–		4,166	90,569	–	–

6/6/2007 – NQ (3)	25,000	–	–	16.14	6/6/2018	–	–	–	–

9/29/2005 – NQ (3)	30,000	–	–	15.54	9/29/2016	–	–	–	–

TOTAL	79,334	46,666	–			34,732	$755,074	35,500	$771,770

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011 (split-adjusted)

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Mr. Pohlman

3/2/2010 – NQ (3)	–	24,000	–	$16.68	3/2/2016	–	$–	–	$–

3/2/2010 – OSU (1)	–	–	–	–		3,000	65,220	–	–

3/2/2010 – PSU (2)	–	–	–	–		–	–	11,500	250,010

3/2/2010 – RSU (4)	–	–	–	–		11,500	250,010	–	–

2/24/2009 – NQ (3)	8,000	16,000	–	11.23	2/24/2015	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		4,300	93,482	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	11,500	250,010

2/24/2009 – RSU (4)	–	–	–	–		7,666	166,659	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,600	78,264	–	–

2/28/2008 – NQ (3)	21,334	10,666	–	13.15	2/28/2014	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	12,500	271,750

2/28/2008 – RSA (4)	–	–	–	–		4,166	90,569	–	–

6/6/2007 – NQ (3)	32,000	–	–	16.14	6/06/2013	–	–	–	–

9/29/2005 – NQ (3)	50,000	–	–	15.54	9/29/2015	–	–	–	–

8/18/2004 – NQ (3)	45,000	–	–	17.48	8/18/2014	–	–	–	–

8/21/2003 – NQ (3)	40,000	–	–	17.35	8/21/2013	–	–	–	–

8/29/2002 – NQ (3)	40,000	–	–	14.05	8/29/2012	–	–	–	–

10/3/2001 – NQ (3)	15,000	–	–	25.67	10/03/2011	–	–	–	–

TOTAL	251,334	50,666	–			34,232	$744,204	35,500	$771,770

Mr. Kim

3/2/2010 – NQ (3)	–	19,000	–	$16.68	3/2/2016	–	$–	–	$–

3/2/2010 – OSU (1)	–	–	–	–		2,800	60,872	–	–

3/2/2010 – PSU (2)	–	–	–	–		–	–	11,000	239,140

3/2/2010 – RSU (4)	–	–	–	–		11,000	239,140	–	–

2/24/2009 – NQ (3)	6,334	12,666	–	11.23	2/24/2015	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		4,300	93,482	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	11,000	239,140

2/24/2009 – RSU (4)	–	–	–	–		7,333	159,419	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,700	80,438	–	–

2/28/2008 – NQ (3)	14,000	7,000	–	13.15	2/28/2014	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	12,000	260,880

2/28/2008 – RSA (4)	–	–	–	–		4,000	86,960	–	–

6/06/2007 – NQ (3)	48,000	–	–	16.14	6/6/2013	–	–	–	–

9/29/2005 – NQ (3)	18,000	–	–	15.54	9/29/2015	–	–	–	–

8/18/2004 – NQ (3)	15,000	–	–	17.48	8/18/2014	–	–	–	–

5/20/2004 – NQ (3)	20,000	–	–	22.13	5/20/2014	–	–	–	–

8/21/2003 – NQ (3)	15,000	–	–	17.35	8/21/2013	–	–	–	–

8/29/2002 – NQ (3)	6,050	–	–	14.05	8/29/2012	–	–	–	–

10/3/2001 – NQ (3)	10,000	–	–	25.67	10/3/2011	–	–	–	–

TOTAL	152,384	38,666	–			33,133	$720,311	34,000	$739,160

Legend	NQ	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award
	OSU	Executive Ownership Restricted Stock Units	RSA	Restricted Stock Awards
			RSU	Restricted Stock Units
(1)
The Executive Ownership Restricted Stock Units (OSU) granted on March 14, 2008 vest on March 14, 2013, those granted on February 24, 2009 vest on February 24, 2013, and those granted on March 2, 2010 vest on March 2, 2013.

(2)
The Performance-Based Restricted Stock Units (PSU) vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a stated performance period. Dependent upon the actual goals achieved, the PSUs granted on February 28, 2008 vested in part on February 28, 2011, those granted on February 24, 2009 will vest on February 24, 2012, and those granted on March 2, 2010 will vest on March 2, 2013.

(3)
These Non-qualified Stock Options (NQ) have a time-based vesting schedule and vest in three or four approximately equal annual installments on the anniversary date of the applicable grant, as indicated:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date

3/2/2010	3/2/2011	3/2/2012	3/2/2013	–

2/24/2009	2/24/2010	2/24/2011	2/24/2012	–

2/28/2008	2/28/2009	2/28/2010	2/28/2011	–

6/6/2007	6/6/2008	6/6/2009	6/6/2010	–

4/3/2006	4/3/2007	4/3/2008	4/3/2009	4/3/2010

9/29/2005	9/29/2006	9/29/2007	9/29/2008	9/29/2009

8/18/2004	8/18/2005	8/18/2006	8/18/2007	8/18/2008

5/20/2004	5/20/2005	5/20/2006	5/20/2007	5/20/2008

8/21/2003	8/21/2004	8/21/2005	8/21/2006	8/21/2007

8/29/2002	8/29/2003	8/29/2004	8/29/2005	8/29/2006

10/3/2001	10/3/2002	10/3/2003	10/3/2004	10/3/2005

(4)
The Restricted Stock Awards (RSA) and Restricted Stock Units (RSU) have a time-based vesting schedule and vest in three approximately equal annual installments as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date

3/29/2010*	3/29/2010	3/29/2011	3/29/2012	3/29/2013

3/2/2010	3/2/2011	3/2/2012	3/2/2013	–

2/24/2009	2/24/2010	2/24/2011	2/24/2012	–

2/28/2008	2/28/2009	2/28/2010	2/28/2011	–

*
The award of 200,000 stock units made to Mr. Maheswaran on March 29, 2010 represented a special long-term retention-based award, described in further detail above under the heading "COMPENSATION DISCUSSION AND ANALYSIS" in the section noted "Equity Incentive Awards." For each installment that vests for this award, the underlying common stock will be delivered to Mr. Maheswaran on the three-year anniversary of each applicable vesting date.
(5)
As an inducement to join the Company on April 3, 2006, Mr. Maheswaran was issued a performance-vesting stock option which is now fully vested.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table identifies option awards that were exercised and restricted stock awards that vested during fiscal year 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Mr. Maheswaran	50,000	$240,313	25,918	$434,761

Mr. Chukwu	20,334	215,095	24,667	416,615

Mr. Dantec	–	–	15,501	258,801

Mr. Kim	15,000	51,525	21,000	355,553

Mr. Pohlman	20,000	95,700	12,168	200,473

Non-Qualified Deferred Compensation – Fiscal Year 2011

Certain of our NEOs elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and performance-based compensation. In fiscal year 2010, the Company suspended its practice of matching certain portions of participant contributions to the Deferred Compensation Plan. Prior to fiscal year 2010, the Company matched up to the first 20% of base salary deferred by the Chief Executive Officer and Chief Financial Officer, up to the first 15% of base salary deferred by participants at the Vice President level and up to the first 10% of base salary deferred by all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change of control or termination of employment. At the participant's election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan's administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. Effective February 1, 2010, the Company has resumed the matching program for the Deferred Compensation Plan at the matching percentages noted above. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

NON-QUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2011

Name	Executive Contributions In Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)

Mr. Maheswaran	$89,201	$89,201	$140,202	$–	$948,840

Mr. Chukwu	52,000	52,000	67,389	–	423,836

Mr. Dantec (4)	–	–	–	–	–

Mr. Kim	39,000	39,000	82,930	–	489,441

Mr. Pohlman	245,538	40,500	215,630	–	1,376,087

(1)
All of the amounts reported as Executive Contributions are included in the Salary column of the "Summary Compensation Table – Fiscal Year 2011" above.

(2)
All of the amounts reported as Registrant Contributions are included in the All Other Compensation column of the "Summary Compensation Table – Fiscal Year 2011" above.

(3)
Includes unvested amounts attributable to the Company's contributions and earnings thereon. All amounts within the Aggregate Balance for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables.

(4)
Mr. Dantec, resident in Switzerland, does not participate in the Deferred Compensation Plan.

Potential Payments On Termination or Change in Control

During fiscal year 2011, the Compensation Committee established, and the Board of Directors adopted and approved, the Company's Executive Change In Control Retention Plan (the "Change in Control Plan").

The Change in Control Plan is designed to provide incentives for executive officers to exert maximum efforts for the Company's success even in the face of a potential Change in Control (as defined below). As Administrator of the Change in Control Plan, the Compensation Committee approves which individual executive officers will be covered by the Change in Control Plan, per execution of a Letter Agreement with the executive as outlined in the Change in Control Plan.

Under the Change in Control Plan, a "Change in Control" means (i) a sale of all or substantially all of the assets of the Company; or (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company's stockholders of record, as applicable, as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the outstanding stock of the Company, as applicable) hold at least 50% of the voting power of the surviving or acquiring entity.

The Change in Control Plan provides for acceleration of outstanding equity awards held by covered executives (subject to certain restrictions noted in the Change in Control Plan) on the occurrence of a Change in Control. In general, under the Change in Control Plan, all outstanding time-based equity awards vest in full, and performance-based awards are prorated and the vesting amount is determined based on the period of performance up to the end of the last Company fiscal year before the Change in Control (with any unvested performance-based awards terminating). In addition, in the event of a qualifying termination during a predefined period of time surrounding a Change in Control (the "Change in Control Window"), and unless a covered executive's Letter Agreement states otherwise, the covered executive will be entitled to receive the following severance benefits:

  (1)
  a lump sum cash payment in an amount equal to twelve months of such covered executive's highest base salary during the six months prior to the Change in Control;

  (2)
  a lump sum cash payment in an amount equal to the greater of such covered executive's target bonus for (i) the fiscal year during or; (ii) prior to the qualifying termination; and

  (3)
  reimbursement of premiums paid for continuation coverage for the lesser of (i) twelve months following termination of employment, or (ii) such earlier date on which the covered executive is eligible for other coverage, or is no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

Any such severance benefits are limited to terminations occurring for Good Reason or not for Cause.

Under the Change in Control Plan, "Good Reason" is limited to the occurrence without the written consent of a covered executive of one of the following acts by the Company or a Company affiliate:

  (1)
  a material reduction in a covered executive's base salary or annual bonus potential;

  (2)
  a material breach of a covered executive's written employment agreement with the Company or a Company affiliate (unless the covered executive's Letter Agreement provides otherwise);

  (3)
  a material reduction in a covered executive's authority, duties, or responsibilities; or

  (4)
  reassignment of a covered executive's primary place of employment to a location that is more than seventy-five (75) miles from such covered executive's primary place of employment that both materially and adversely affects a covered executive's commute based on such covered executive's principal place of employment immediately prior to the time such reassignment is announced.

In order for a covered executive to terminate with Good Reason, (a) the covered executive must provide the Company with written notice of the covered executive's intent to terminate his or her employment and a description of the event the covered executive believes constitutes Good Reason within 60 days after the initial existence of the event; (b) the Company or a Company affiliate (as applicable) must not cure the default that constitutes Good Reason within the 60 days following the date the covered executive provides such notice; and (c) the covered executive must actually terminate employment within the 30 days following the end of the cure period.

The Change in Control Plan does not provide for reimbursement for the tax consequences of any excise tax imposed on the severance payments (i.e., a full excise tax gross-up payment). Instead, the Change in Control Plan generally provides that if the "golden parachute" tax rules would prevent the Company from recognizing a deduction with respect to the full Change in Control Plan benefits that otherwise would be paid to a covered executive, the covered executive's benefits will be cut back to the extent necessary to place the Company in the same economic position it would have been in had the Company been able to recognize a deduction.

The Change in Control Plan conditions severance benefits on the covered executive's execution of a binding release agreement. The Change in Control Plan generally conditions all benefits on the covered executive abiding by certain confidentiality, noncompetition, and other obligations. The Change in Control Plan also provides for repayment of Change in Control Plan benefits to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or related rules and listing standards.

Unless extended by the Board of Directors, the Change in Control Plan will automatically terminate on September 28, 2015, unless September 28, 2015 is during a Change in Control Window, in which case the Change in Control Plan will terminate on the expiration of such Change in Control Window. In addition, the Company may terminate or amend the Change in Control Plan at any time, but no termination or amendment that occurs within a Change in Control Window will be effective as to a covered executive until the expiration of such Change in Control Window, unless the covered executive consents to the amendment or the amendment does not adversely affect the covered executive.

Mr. Maheswaran's Offer Letter

Mr. Maheswaran does not participate in the Change in Control Plan. Instead, the written offer letter (the "Offer Letter") given to Mr. Maheswaran in 2006 at the time he was first employed by the Company, and amended in December 2008 to comply with Section 409A of the Internal Revenue Code, provides for certain severance benefits to be paid to him in connection with a termination of employment under the circumstances described below. Specifically, should we terminate his employment without "cause" or he terminates his employment "for good reason," the Offer Letter provides Mr. Maheswaran the right to receive twelve months of base salary and continued welfare benefits. If his employment is terminated within twelve months following a "change of control," the Offer Letter provides Mr. Maheswaran the right to receive a lump-sum payment equal to twenty-four months of base salary and continued welfare benefits for up to twenty-four months, a pro-rated portion of the amount of his target award under the CEO Bonus Plan for the fiscal year of termination, an amount equal to two times his target award under the CEO Bonus

Plan for the fiscal year of termination, and an amount sufficient to reimburse him for the tax consequences of any excise tax imposed on the severance payments made to him (i.e. a full excise tax gross-up payment). Under the terms of Mr. Maheswaran's Offer Letter, a "change of control" is defined using the definition of such event as contained in the Company's equity incentive plan (currently the 2008 Plan.) All of these payments are conditioned on Mr. Maheswaran's execution of a release of claims in favor of the Company and compliance with certain post-employment restrictions.

"Good reason" as defined in Mr. Maheswaran's offer letter, as amended, includes the fact that Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a director for so long as he is its Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any applicable listing standard.

Awards from the 1998 Plan

Awards (including non-qualified stock options, restricted stock, and restricted stock units) under the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated (the "1998 Plan"), generally vest on an accelerated basis if, within 12 months following a "change in control," the holder's employment is terminated by the Company without cause or a "constructive termination" of the executive occurs (as those terms are defined in the 1998 Plan). If a termination of employment is as a result of death or "disability" (as defined in the award certificate), PSUs will continue to be eligible to vest following the termination of employment. However, any PSUs that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 1998 Plan that is then outstanding shall vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate. With respect to PSUs, in the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company's actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

Awards from the 2008 Plan

Awards (including non-qualified stock options and restricted stock, but not restricted stock units) under the Semtech Corporation 2008 Long-Term Equity Incentive Plan (the "2008 Plan"), generally vest on an accelerated basis if, within 12 months following a "change in control," the holder's employment is terminated by the Company without cause or a "constructive termination" of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or "disability" (as defined in the award certificate), PSUs will continue to be eligible to vest following the termination of employment. However, any PSUs that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2008 Plan that is then outstanding shall vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate. With respect to PSUs, in the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company's actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following termination events: death; disability, as defined by the Deferred Compensation Plan; or involuntary termination of employment within eighteen months of a "change in control," as defined by the Deferred Compensation Plan. The Deferred Compensation Plan also provides for an additional death benefit, in an amount to be determined by the Compensation Committee, if a participant dies while employed.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on termination of his employment or a change in control event, assuming occurrence on January 30, 2011. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event. To the extent an excise tax under Section 280G of the Internal Revenue Code arises in a given situation, the value of compensation (i.e. tax gross-up) for the additional excise taxation is (i) the amount estimated to be payable (the "Additional Payment") to compensate Mr. Maheswaran for the excise tax due as a result of the compensation received in connection with a change in control, plus (ii) the additional taxes payable due to such Additional Payment. The calculation of whether, and to what extent, any of the compensation noted in the table below would be payable to Mr. Maheswaran has been based on the assumption that the applicable event occurred as of the close of business on the last day of fiscal year 2011, that all preconditions to any form of severance or change in control benefit had occurred in favor of Mr. Maheswaran, and applying the regulations under Section 280G of the Internal Revenue Code. Additionally, we have included, as applicable (including in respect of any accelerated PSUs payable to Mr. Maheswaran), our judgment of how the special rules applicable to amounts considered as payments of reasonable compensation for pre-change in control services would apply.

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 30, 2011

	Benefits per Offer Letter				Other Benefits

Reason for Termination	Base Salary	Non-Equity Incentives	Welfare Insurances	Tax Gross-up (1)	Vesting of Equity Based Awards (2)	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total

Voluntary resignation	$–	$–	$–	$–	$–	$–	$–

Resignation for good reason	450,000	–	22,860	–	–	–	472,860

Termination without cause	450,000	–	22,860	–	–	–	472,860

Termination for cause	–	–	–	–	–	–	–

Death or Disability	–	–	–	–	–	102,839	102,839

Change in control (3)	–	–	–	–	11,008,286	–	11,008,286

Certain terminations following a change in control (4)	900,000	1,685,959	45,720	2,514,467	–	102,839	5,248,985

(1)
For purposes of calculating the Section 280G excise tax and resulting tax gross up payable to Mr. Maheswaran, we have (i) assigned no value to the restrictive covenants regarding employment by, or consulting for, competitors and (ii) assumed that Mr. Maheswaran's outstanding equity awards would be accelerated and terminated in exchange for a cash payment on the change in control.

(2)
The market price of our common stock on January 28, 2011, the last trading day of our fiscal year 2011, was $21.74 and the compensation portion of the outstanding option awards is included in this column. As described more fully in Note 10 to the Company's financial statements filed with the Company's Form 10-K filed with the SEC on March 31, 2011, the performance based-restricted stock awards (PSUs) held by Mr. Maheswaran on January 30, 2011 (the last day of our fiscal year 2011) would be projected to vest in applicable amounts as follows. At January 30, 2011, 85% of the units from the fiscal year 2009 grant are expected to vest based upon actual Company performance for the three-year period compared to the targets set for the fiscal year 2009 grant. At January 30, 2011, the performance metrics associated with the awards issued in fiscal years 2010 and 2011 are expected to be met at a level which would result in a grant at 200% of target. The PSUs granted in fiscal year 2010 and 2011 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 30, 2011. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described in "Change in Control Benefits" in the COMPENSATION DISCUSSION AND ANALYSIS above and included the value of same in these calculations.

(3)
The amounts disclosed in this row, "Change In Control" are benefits that we have assumed will be payable solely on the occurrence of a change in control and (other than for purposes of calculating the excise tax gross up), do not factor in payments that may be made in connection with certain terminations following a change in control, which are disclosed in the row "Certain Terminations Following A Change In Control." Except as discussed in note 2, we have assumed that all of the equity awards will accelerate. However, under the terms of the various plans and award agreements, awards generally will not accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

(4)
The amounts disclosed in this row, "Certain Terminations Following A Change In Control," do not include amounts that we have assumed will be payable solely on the occurrence of a change in control. Those amounts are disclosed in the row "Change in Control." Although certain of the outstanding equity-based awards would accelerate in the event of certain terminations following a change in control to the extent that they were not accelerated in connection with a change in control, we do not disclose those amounts here, because we have assumed that they will accelerate in connection with a change in control. If a change in control and a qualifying termination had both occurred on January 30, 2011, we assume that both the amounts listed in this row as well as the "Change in Control" row would be paid, for a total estimated benefit of $16,257,271.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Dantec, Kim, and Pohlman (the "Other Executives") would be entitled to receive from the Company on termination of their employment or a change in control event, assuming occurrence on January 30, 2011.

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 30, 2011

Reason for Termination	Base Salary	Bonus	Payment of Medical Benefits Premiums	Vesting of Equity Based Awards (1)	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total (6)

Termination without cause
Mr. Chukwu	$–	$–	$–	$–	$–	$–
Mr. Dantec (2)	77,803	–	–	–	–	77,803
Mr. Kim	–	–	–	–	–	–
Mr. Pohlman	–	–	–	–	–	–

Death or Disability
Mr. Chukwu	–	–	–	–	61,880	61,880
Mr. Dantec	–	–	–	–	–	–
Mr. Kim	–	–	–	–	45,611	45,611
Mr. Pohlman	–	–	–	–	–	–

Change in Control (3)
Mr. Chukwu	–	–	–	2,639,129	–	2,639,129
Mr. Dantec	–	–	–	2,335,247	–	2,335,247
Mr. Kim	–	–	–	2,188,024	–	2,188,024
Mr. Pohlman	–	–	–	2,356,487	–	2,356,487

Certain terminations following a change in control (4)
Mr. Chukwu	260,000	208,000	22,860	–	61,880	552,740
Mr. Dantec (5)	311,210	217,847	–	–	–	529,057
Mr. Kim	260,000	195,000	22,860	–	45,611	523,471
Mr. Pohlman	270,000	189,000	22,128	–	–	481,128

(1)
The market price of our common stock on January 28, 2011, the last trading day of our fiscal year and the compensation portion of the outstanding option awards are included. As described more fully in Note 10 to the Company's financial statements filed with the Company's Form 10-K filed with the SEC on March 31, 2010 the performance based-restricted stock awards (PSU) held by the named executive officers on January 30, 2011 (the last day of our fiscal year 2011) would be projected to vest in applicable amounts as follows. At January 30, 2011, 85% of the units from the fiscal year 2009 grant are expected to vest based upon actual Company performance for the three-year period compared to the targets set for the fiscal year 2009 grant. At January 30, 2011, the performance metrics associated with the awards issued in fiscal years 2010 and 2011 are expected to be met at a level which would result in a grant at 200% of target. The PSUs granted in fiscal year 2010 and 2011 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 30, 2011. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described in "Change in Control Benefits" in the COMPENSATION DISCUSSION AND ANALYSIS above and included the value of same in these calculations.

(2)
The terms of our employment agreement with Mr. Dantec provide that he must be given three months advance notice in the event we wish to terminate his employment with the Company for any reason. If we terminate his employment for any reason other than for his gross misconduct, he is entitled to receive an amount equal to three months salary.

(3)
The amounts disclosed in this row, "Change In Control" are benefits that we have assumed will be payable solely on the occurrence of a change in control and do not factor in payments that may be made in connection with certain terminations following a change in control, which are disclosed in the row "Certain Terminations Following A Change In Control." Except as discussed in note 1, we have assumed that all of the equity awards will accelerate. However, except for vesting provided for under the Change in Control Plan, under the terms of the various plans and award agreements, awards generally will not accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

(4)
The amounts disclosed in this row, "Certain Terminations Following A Change In Control," do not include amounts that we have assumed will be payable solely on the occurrence of a change in control. Those amounts are disclosed in the row "Change in Control." Although certain of the outstanding equity-based awards would accelerate in the event of certain terminations following a change in control to the extent that they were not accelerated in connection with a change in control, we do not disclose those amounts here, because we have assumed that they will accelerate in connection with a change in control.

(5)
Mr. Dantec is entitled to nine months of severance benefits under the terms of his Change in Control Letter Agreement entered into under the Change in Control Plan, and three months of severance pursuant to his employment agreement.

(6)
If a change in control and a qualifying termination had both occurred on January 30, 2011, we assume that both the amounts listed in the row titled "Certain Terminations Following A Change In Control," as well as in the row titled "Change in Control," would be paid. This would result in a total estimated benefit payable as follows: Mr. Chukwu- $3,191,869; Mr. Dantec- $2,864,304; Mr. Kim- $2,711,495; and Mr. Pohlman- $2,837,615. Pursuant to the terms of the Change in Control Plan, benefits generally are cut back to ensure that Internal Revenue Code Section 280G does not prevent the Company from recognizing a deduction with respect to plan benefits ("Hard Cut Back"). Under certain circumstances, depending on the full amount of benefits payable, benefits in excess of the Hard Cut Back amount could be paid, in which case the amount of the cut back applied to the benefits to be paid would be determined based on the value to the Company of the lost deduction on the benefit payments it actually makes. For the purposes of the calculations included here, based on the hypothetical facts discussed above in this footnote (6), the Company has determined that the Hard Cut Back would be applied to each of Messrs. Chukwu, Dantec, Kim and Pohlman for the total payout as calculated under the assumptions noted in this footnote (6). The applicable cutback amount for each executive would be $581,112, $221,905, $258,784 and $517,133, resulting in total payments, net after the Hard Cut Back, as follows: Mr. Chukwu- $2,610,757; Mr. Dantec- $2,642,399; Mr. Kim- $2,452,711; and Mr. Pohlman- $2,320,482.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock-based compensation plans. The plans are:

    •
    2008 Long-Term Equity Incentive Plan

    •
    2009 Long-Term Equity Inducement Plan

    •
    Plans assumed in connection with the acquisition of Sierra Monolithics, Inc. ("SMI") in December 2009

    •
    Long-Term Stock Incentive Plan (the "1998 Plan")

    •
    Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan (the "1999 Plan")

The Company's 2008 Long-Term Equity Incentive Plan was approved by the Company's stockholders on June 26, 2008, and provides for the granting of up to 7,623,663 (as of January 30, 2011) shares of common stock in the form of non-qualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants. The 1998 Plan was also approved by the Company's stockholders, however no new awards can be made under the 1998 Plan or the 1999 Plan.

For more information about the 2009 Long-Term Equity Inducement Plan, see "Semtech Corporation 2009 Long-Term Equity Inducement Plan" below.

In connection with the Company's acquisition of SMI, the Company assumed the outstanding options under the SMI 2000 and 2007 Plans. These Plans provided for grants to employees, non-employee directors and consultants of non-qualified and incentive stock options under the 2000 Plan and the 2007 Plan, as well as grants of Stock Appreciation Rights, Dividend Equivalent Rights, Restricted Stock and Restricted Stock Units under the 2007 Plan. Pursuant to applicable terms of the Plans as assumed by the Company, no additional grants from shares not previously issued are available under either the 2000 or 2007 Plan. The Company determined that any shares remaining available for issuance under the 2007 Plan as of the acquisition of SMI would not be used for future grants. There were no shares remaining available for future awards under the 2000 Plan as of the acquisition of SMI. Shares returned from either SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards. For purposes of any such future award, the Company tracks and administers any such shares and awards under and subject to the 2007 Plan. Pursuant to administrative decision of the Compensation Committee of the Company as Administrator of the 2007 Plan, the Company will only make restricted stock unit awards to newly hired employees from any shares that become available under the 2007 Plan.

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 30, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column) (3)

Equity compensation plans approved by security holders	6,877,333	$15.99	7,623,663

Equity compensation plans not approved by security holders	2,666,753	$18.81	132,282	(4)

Total	9,544,086	$16.85	7,755,945

(1)
Reflects the maximum number of shares potentially issuable in connection with performance-based restricted stock unit awards.

(2)
Outstanding restricted stock awards, restricted stock unit awards, performance-based restricted stock unit awards and executive ownership restricted stock unit awards do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options. The information presented in this table excludes options assumed by the Company in connection with the Company's acquisition of Sierra Monolithics, Inc. in December 2009. As of January 30, 2011, 171,308 shares of the Company's common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $7.09 per share.

(3)
All of these shares of our common stock remain available for future issuance under our 2008 Long-Term Equity Incentive Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, performance-based restricted stock unit awards and executive ownership restricted stock unit awards.

(4)
Of these shares, 28,931 remain available under our 2009 Long-Term Equity Inducement Plan. For more information about the 2009 Long-Term Equity Inducement Plan, see "Semtech Corporation 2009 Long-Term Equity Inducement Plan" below. The remaining 103,351 shares are from the assumed options of the former Sierra Monolithics, Inc. equity plans. These shares have become available as the result of the employees leaving the service of Semtech. Pursuant to administrative decision of the Compensation Committee of the Company as Administrator of the former Sierra Monolithics, Inc. equity plans, the Company will only make restricted stock unit awards to newly hired employees from any shares that become available under the assumed Sierra Monolithics, Inc. equity plans.

Our equity compensation plans not approved by security holders include the following:

  (1)   Our 1999 Plan.    Our 1999 Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan allowed for the issuance of options for up to 8,000,000 shares of our common stock to non-directors and non-executive officers, however, in connection with the adoption of the Company's 2008 Long-Term Equity Incentive Plan in June 2008, no new awards can be made under the 1999 Plan.

  (2)   Inducement Awards to CEO Maheswaran.    As an inducement to Mr. Maheswaran's entering into employment with the Company, he was awarded certain equity-based compensation. These awards are administered by the Compensation Committee, which has authority to interpret the award provisions and make all required determinations under the awards. Specifically, included within the award were (a) an option to purchase 250,000 shares of our common stock which was previously subject to a four-year vesting schedule, and (b) an option to purchase 250,000 shares of our common stock which was previously subject to performance-based vesting requirements. Each of these option awards are at an exercise price of $17.89 per share, the closing price of the stock on March 31, 2006, the trading date immediately preceding the grant date.

  (3)   Semtech Corporation 2009 Long-Term Equity Inducement Plan.    In connection with the Company's acquisition of Sierra Monolithics, Inc. ("SMI") in December 2009, the Compensation Committee adopted the Semtech Corporation 2009 Long-Term Equity Inducement Plan (the "Inducement Plan") effective December 7, 2009. The objective of the Inducement Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to promote the Company's long-term success and the creation of stockholder value, especially as it relates to SMI, which is now a subsidiary of the Company. The Inducement Plan is intended to comply with NASDAQ Listing Rule 5635(c)(4), which governs granting certain awards as a material inducement to an individual entering into employment with the Company. The Inducement Plan was used to grant restricted stock units to certain SMI employees who joined the Company following the acquisition. Following the acquisition, the Inducement Plan has been and may be used for new hire equity grants with respect to individuals who are hired by the Company primarily to provide services to SMI, should the Board or Compensation Committee of the Board determine to do so in the future.

  (4)   Assumed Sierra Monolithics Options and the 2007 SMI Plan.    In connection with its acquisition of SMI, the Company assumed the existing unvested stock options of SMI employees. The terms of each outstanding unvested SMI option at the time of the closing of the acquisition (award amount and price) was adjusted as necessary to provide that, at the time of the acquisition, each unvested SMI option was converted to a Company option. The Company determined that any shares remaining available for issuance under the 2007 SMI Plan as of the acquisition of SMI would not be used for future grants, however shares returned from any SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards under the 2007 SMI Plan. For any new awards that may be issued under the 2007 SMI Plan, the 2007 SMI Plan is used to attract and retain the best available personnel for positions of substantial responsibility, and to promote the success of the Company's business by granting awards to such persons. The 2007 SMI Plan is administered by the Compensation Committee of the Company. Pursuant to administrative decision of the Compensation Committee of the Company as Administrator of the 2007 SMI Plan, the Company will only make restricted stock unit awards from any shares that become available under the 2007 SMI Plan to employees who are hired by the Company primarily to provide services to SMI.

 REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

  –
  reviewed and discussed the Company's audited financial statements for the fiscal year ended January 30, 2011 with the Company's management and with the Company's independent registered public accounting firm, Ernst & Young LLP;

  –
  discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, (PCAOB), in Rule 3200T; and

  –
  received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and discussed the independence of Ernst & Young LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 30, 2011 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James P. Burra, Chair	Bruce C. Edwards	James T. Lindstrom

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

 RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for fiscal year 2012. EY has served as the Company's independent public accounting firm since June 2002. Ratification of the appointment of the independent registered public accounting firm is not required by the Company's Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of EY are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 2

Independent Registered Public Accounting Firm Fees

In connection with the audit of our financial statements for the fiscal year ended January 30, 2011 and the fiscal year ended January 31, 2010, we entered into engagement letters with EY which set forth the terms for EY's performance of the audit services. The agreements provide for alternative dispute resolution.

The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2011 and 2010, and for audit and non-audit services rendered by EY for those years:

	Fiscal Year 2011	Fiscal Year 2010

Audit Fees	$1,244,537	$1,178,083

Audit-Related Fees	0	0

Tax Fees	265,000	482,932

All Other Fees	0	112,234

Total	$1,509,537	$1,773,249

The amounts set forth in the table and below include amounts paid to EY as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by EY.

During fiscal years 2011 and 2010, each new audit and non-audit engagement of EY was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by EY and has concluded that EY's performance of these services is compatible with the auditor's independence.

Audit Fees.    EY's Audit Fees totaled $1,244,537 for fiscal year 2011 and $1,178,083 for fiscal year 2010. This category includes fees for the audit of the Company's financial statements and internal control over financial reporting, and for review of the financial statements included in the Company's Form 10-Qs. This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings, and services only the Company's independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Audit-Related Fees.    No Audit-Related Fees were paid to EY in fiscal years 2011 or 2010.

Tax Fees.    EY's Tax Fees totaled $265,000 for fiscal year 2011 and $482,932 for fiscal year 2010. This category includes fees for assistance with transfer pricing, tax return preparation, tax compliance, and for tax consulting services in connection with international entity formation and operation, foreign tax credits, accrued bonuses, contract manufacturing, and the acquisition of Sierra Monolithics, Inc.

All Other Fees.    No fees for all other professional services were paid to EY in fiscal year 2011. EY's fees for all other professional services totaled approximately $112,234 for fiscal year 2010. These fees were paid for EY's services rendered in connection with an enterprise risk assessment the Company conducted in fiscal year 2010.

Policy on Audit Committee Pre-Approval
of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Proposal Number 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as "say-on-pay." Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, Semtech's executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Semtech's strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. For these reasons, we recommend that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

 ADVISORY (NON-BINDING) VOTE REGARDING FREQUENCY OF STOCKHOLDER
ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Proposal Number 4)

We are required by the Dodd-Frank Act to provide stockholders with an opportunity to cast an advisory vote on the frequency with which a "say-on-pay" vote will be held. This Proposal Number 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a "say-on-pay" advisory vote in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the Proxy Statement for that meeting). Under this Proposal Number 4, stockholders may vote to have future "say-on-pay" votes on executive compensation every year, every two years or every three years. Stockholders may also abstain from voting on this Proposal Number 4.

Recognizing that a reasonable rationale exists for each possible interval choice, the Board has decided not to offer any recommendation to the stockholders on this Proposal Number 4. The Board will carefully evaluate the results of this advisory vote, including whether or not one of the choices receives a majority vote, before selecting the interval for the "say on pay" advisory votes for the Company. In the future the Board may decide to conduct "say-on-pay" advisory votes on a more or less frequent basis than initially selected, based on factors such as discussions with stockholders and the adoption of material changes to the Company's executive compensation program.

 OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement incorporates by reference certain information from our financial statement schedules in our Form 10-K for the fiscal year 2011, filed with the SEC on March 31, 2011. We will promptly provide, on written or oral request and without charge, a copy of the fiscal year 2011 Form 10-K to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

93478 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. SEMTECH CORPORATION Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, AND “FOR” PROPOSALS 2 AND 3. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 2 years 1 year 3 years Abstain 1. ELECTION OF DIRECTORS (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year. 01 Glen M. Antle 02 W. Dean Baker 03 James P. Burra 04 Bruce C. Edwards 3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 4. To recommend, by non-binding vote, the frequency of executive compensation votes. 05 Rockell N. Hankin 06 James T. Lindstrom 07 Mohan R. Maheswaran 08 John L. Piotrowski

93478 You can now access your Semtech Corporation account online. Access your Semtech Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Semtech Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. PROXY SEMTECH CORPORATION Annual Meeting of Stockholders – June 23, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Mohan R. Maheswaran and Emeka Chukwu, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Semtech Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held Thursday, June 23, 2011 at 11:00 a.m., Pacific Daylight Savings Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)

QuickLinks

Semtech Corporation 200 Flynn Road Camarillo, California 93012
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
SEMTECH CORPORATION ANNUAL MEETING OF STOCKHOLDERS June 23, 2011
PROXY STATEMENT
ELECTION OF DIRECTORS (Proposal Number 1)
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW
CORPORATE GOVERNANCE
CONTACTING THE BOARD OF DIRECTORS
DIRECTOR NOMINATIONS
STOCKHOLDER PROPOSALS
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION POLICY
DIRECTOR COMPENSATION – FISCAL YEAR 2011
BENEFICIAL OWNERSHIP OF SECURITIES
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
Key Elements of Compensation
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Number 2)
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (Proposal Number 3)
ADVISORY (NON-BINDING) VOTE REGARDING FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION (Proposal Number 4)
OTHER MATTERS
DOCUMENTS INCORPORATED BY REFERENCE